                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K/A

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934



               DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
                               FEBRUARY 20, 2001


                               TECO ENERGY, INC.
                               -----------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



           FLORIDA                       1-8180                59-2052286
           -------                       ------                ----------
(STATE OR OTHER JURISDICTION        (COMMISSION FILE         (IRS EMPLOYER
      OF INCORPORATION)                  NUMBER)            IDENTIFICATION NO.)


702 NORTH FRANKLIN STREET, TAMPA FLORIDA        33602
----------------------------------------        -----
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)      (ZIP CODE)

REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:       (813) 228-4111
                                                          --------------

ITEM 5.  OTHER EVENTS

         TECO Energy, Inc. is filing audited financial statements together with the related Management's Discussion and Analysis of Financial Condition and Results of Operations for the years ended Dec. 31, 2000, 1999 and 1998.


MANAGEMENT'S  DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS


The Management's Discussion and Analysis which follows contains forward-looking statements which are subject to the inherent uncertainties in predicting future results and conditions. Certain factors that could cause actual results to differ materially from those projected in these forward-looking statements are set forth in the Investment Considerations section.

EARNINGS SUMMARY

         TECO Energy's basic earnings from continuing operations were $1.99 per share in 2000 compared with $1.53 per share in 1999. Earnings were $1.99 per share in 2000 compared to $1.42 per share in 1999, which included charges of $.11 per share for discontinued operations.


         TECO Energy completed its $150-million share repurchase program in June 2000; approximately 7 million shares were repurchased at an average price of $20.55 per share. The share repurchase program increased earnings by $.06 per share in 2000. Because the 5.4 million shares repurchased in 1999 were acquired late in the year, the effect on earnings per share in 1999 was less than $.01.

                                                                 2000            Change          1999           Change      1998
----------------------------------------------------------------------------------------------------------------------------------
EARNINGS PER SHARE - BASIC
Continuing operations                                           $  1.99           30.1%         $  1.53           -1.3%    $  1.55
Discontinued operations                                              --             --             (.11)            --         .02
----------------------------------------------------------------------------------------------------------------------------------
Earnings per share                                              $  1.99           40.1%         $  1.42           -9.6%    $  1.57
----------------------------------------------------------------------------------------------------------------------------------

EARNINGS PER SHARE - DILUTED
Continuing operations                                           $  1.97           28.8%         $  1.53            -.6%    $  1.54
Discontinued operations                                              --             --             (.11)            --         .02
----------------------------------------------------------------------------------------------------------------------------------
Earnings per share                                              $  1.97           38.7%         $  1.42           -9.0%    $  1.56
----------------------------------------------------------------------------------------------------------------------------------

NET INCOME FROM CONTINUING OPERATIONS (MILLIONS)                $ 250.9           24.9%         $ 200.9           -1.6%    $ 204.2
----------------------------------------------------------------------------------------------------------------------------------

AVERAGE COMMON SHARES OUTSTANDING
Basic (millions)                                                  125.9(1)        -3.9%           131.0(1)         -.5%      131.7
Diluted (millions)                                                126.3(1)        -3.7%           131.2(1)         -.8%      132.2
----------------------------------------------------------------------------------------------------------------------------------

RETURN ON AVERAGE COMMON EQUITY FROM CONTINUING OPERATIONS
----------------------------------------------------------------------------------------------------------------------------------
Including charges                                                  16.6%                           13.2%                      13.3%
Without charges                                                    16.6%                           14.5%                      14.5%
----------------------------------------------------------------------------------------------------------------------------------


(1) Average shares outstanding for 2000 reflects the repurchase of an additional
    1.6 million shares in 2000 and the repurchase of 5.4 million shares between September and Dec. 31, 1999.

         Earnings in 1999 and 1998 were affected by certain events and adjustments that were unusual in nature and resulted in charges which are not expected to recur in future periods. These charges are described in the Charges to Earnings section.

MANAGEMENT'S  DISCUSSION AND ANALYSIS

CHARGES TO EARNINGS

2000 CHARGES

         Charges of an unusual and non-recurring nature had no significant net effect on earnings in 2000. In 2000, TECO Energy's results included an $8.3-million after-tax gain from the US Propane and Heritage Propane transactions offset by after-tax charges of $5.2 million to adjust the value of leveraged leases and $3.8 million to adjust property values at TECO
Properties.

1999 CHARGES

         Unusual and non-recurring charges in 1999 totaled $21.1 million pretax ($19.6 million after tax, or $.15 per share) and consisted of the following:

         Tampa Electric recorded a charge of $10.5 million ($6.4 million after tax) based on Florida Public Service Commission (FPSC) audits of its 1997 and 1998 earnings which, among other things, limited its regulatory equity ratio to
58.7 percent, a decrease of 91 basis points and 224 basis points from 1997's and 1998's ratios, respectively.

         Tampa Electric also recorded a charge of $3.5 million after tax, representing management's estimate of additional expenses to resolve the litigation filed by the United States Environmental Protection Agency (EPA). See the Environmental Compliance section.

         After-tax charges totaling $6.1 million were also recorded reflecting corporate income tax provisions and settlements related to prior years' tax returns. These charges were recorded at Tampa Electric (a $3.8-million net after-tax charge, after recovery under the regulatory agreement then in effect) and at TECO Energy (a $2.3-million after-tax charge).

         A charge of $6.0 million ($3.6 million after tax) was recorded to adjust the carrying value of certain investments in leveraged aircraft leases to reflect lower anticipated residual values.

1998 CHARGES

         In 1998, TECO Energy recorded charges totaling $31.1 million pretax ($19.6 million after tax, or $.15 per share). These charges consisted of the following:

         TECO Coal recorded a charge of $13.6 million ($8.9 million after tax) to adjust the asset values of certain mining facilities, primarily at its Gatliff mine, to reflect their expected value after the expiration of the Tampa Electric contract at the end of 1999.

         The FPSC ruled in September 1997 that under the regulatory agreements effective through 1999 the costs associated with two long-term wholesale power sales contracts should be assigned to the wholesale jurisdiction and that for retail rate-making purposes the costs transferred from retail to wholesale should reflect average costs rather than the lower incremental costs on which the two contracts were based. One contract was terminated in 1997. As to the other contract, which expires in March 2001, Tampa Electric entered into firm power purchase contracts with third parties to provide replacement power through 1999, and the associated generation assets are no longer separated from the retail jurisdiction. The cost of purchased power under these contracts exceeded the revenues expected through 1999. To reflect this difference, Tampa Electric recorded a $9.6 million charge ($5.9 million after tax) in 1998.

         Tampa Electric also recorded a charge of $7.3 million ($4.4 million after tax) in other expense for an FPSC decision in 1998 denying recovery of certain BTU coal quality price adjustments for coal purchases since 1993.

STRATEGY AND OUTLOOK

         TECO Energy's three-pronged business strategy is: to focus on its Florida operations, which include Tampa Electric, Peoples Gas System (PGS) and the Florida energy services business TECO Solutions; grow its TECO Power Services (TPS) independent power operations; and grow its TECO Transport water transportation business.

         In early 2000, management stated that its objective was to achieve earnings per share growth of 7 percent over 1999's normalized earnings base of $1.68, which excluded the effect of the charges discussed previously. In mid-year, management revised its estimates to 10 percent growth and in September indicated it expected a $.10 to $.15 per share upside in 2000 from the synthetic fuel operations at TECO Coal.

         In the fall of 2000, management stated that its objective was to deliver 10 percent earnings growth in 2001 and beyond primarily through rapid growth from the TPS independent power business, continued strong growth from the Florida operations and steady long-term growth from the transportation business.

         TPS accelerated its growth in 2000 with the in-service of four independent power projects. TPS also announced participation in seven new projects in 2000. These projects have increased the number of net megawatts operating, under construction or in final stages of development from approximately 1,000 megawatts at the end of 1999 to more than 7,000 megawatts at the end of 2000.

         This growth in unregulated power generation is a major step in transforming TECO Energy from a company that currently derives about 65 percent of earnings from regulated businesses and 35 percent from non-regulated businesses to one that, by 2003, will be a predominately unregulated generating company operating in competitive markets with more than half of earnings from competitive unregulated businesses.

         At the same time, TECO Energy is supporting change to the way the Florida energy market is regulated. The company believes that it has the opportunity to benefit from a more competitive energy market in Florida for the following reasons:

         The Florida market is a high-growth market with the need for additional generating capacity. TPS and Tampa Electric have Florida-based generation that is competitive in the state. Through Tampa Electric, PGS, TECO Solutions and TPS, TECO Energy already has a statewide presence. Furthermore, Tampa Electric and TPS already have permitted sites in the state for additional generation.

         Near-term expectations for the various operating companies are summarized below:

         Tampa Electric and PGS are positioned to see growth in sales and earnings above the rate of customer growth estimated at about 2.5 percent and
5.5 percent, respectively. The expected growth at Tampa Electric is the result of a more favorable customer mix and return on investments made to support this growth.

         Historically, the natural gas market in Florida has been underserved with the lowest market penetration in the southeastern U.S. The expected growth at PGS is the result of expansion into areas of Florida previously not served and expansion of the system in areas currently served.

         At TPS in 2001, growth, more moderate than experienced in 2000, is expected primarily from the Frontera Power Station acquisition and full-year operations for those projects brought online in 2000 and Phase II of the Commonwealth Chesapeake Power Station. Longer-term new TPS projects, with in-service dates scheduled from 2001 through early 2005, along with those already in operation, are expected to be major contributors to TECO Energy's long-term earnings growth targets discussed above.

         At TECO Transport, earnings growth is expected from increased northbound shipments, a slight improvement in phosphate shipments and continued strong U.S. government grain shipments. Long-term growth is expected from increased asset utilization, particularly at the river business, and asset acquisitions at both the ocean-going and river businesses.

         TECO Coal expects to benefit from improved prices, increased production from the addition of the Perry County Coal facilities in 2000, and Section 29 non-conventional fuels tax credits related to increased production of synthetic fuel from the facilities acquired in 2000.

         TECO Coalbed Methane expects gas prices for 2001 to be significantly higher than in 2000 and more than offset the normal production decline.

         The company expects higher borrowing levels in 2001 associated primarily with additional investments in TPS generation projects.

         The company expects to issue about $200 million of common equity in the first half of 2001 to fund the investments made over the past few years to grow the company. Additional equity is expected to be issued in 2002 or 2003 to support the continued investment in TECO Energy's businesses.

         The above forward-looking statements are subject to many factors that could cause actual results and conditions to differ materially from those projected in these statements. See the INVESTMENT CONSIDERATIONS section.

OPERATING RESULTS

TECO ENERGY'S NET INCOME RESULTS

         Net income in 2000 was $250.9 million, up 14 percent from $220.5 from continuing operations and before charges in 1999. These results reflect continued customer growth and increased energy usage in the Florida operations, a more than doubling of net income at TPS from the new generation projects brought on line in late 1999 and 2000 and improved results from the Guatemalan distribution utility, good operating conditions and strong markets at TECO Transport, and the addition of synthetic fuel production at TECO Coal which qualifies for Section 29 tax credits for non-conventional fuel production. These improvements were partially offset by higher interest expense associated with increased borrowing levels.

         Net income from continuing operations in 1999, excluding charges described in the CHARGES TO EARNINGS section, declined about 2 percent to $220.5 million, primarily from the recognition of a $17.5-million net benefit from deferred revenues at Tampa Electric in 1998 which was not available in 1999. For a description of deferred revenues, see the UTILITY REGULATION -- RATE STABILIZATION STRATEGY section. Contributing favorably to 1999 results were strong Tampa Electric customer growth of over 2.5 percent and lower operations and maintenance expenses at both Tampa Electric and Peoples Gas System. TECO Transport and TPS achieved higher net income in 1999, while TECO Coal's and TECO Coalbed Methane's net income were lower.

         The following table shows the unconsolidated revenues, operating, net income and earnings per share contribution from continuing operations of the significant business segments, excluding charges described in the CHARGES TO EARNINGS section. For additional detail, refer to the NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - FOOTNOTE L, SEGMENT INFORMATION.

MANAGEMENT'S  DISCUSSION AND ANALYSIS

Contributions by Operating Group (unconsolidated)

(MILLIONS)                                       2000           Change             1999               Change             1998
---------------------------------------------------------------------------------------------------------------------------------
REVENUES
Tampa Electric                                 $1,353.8          12.8%          $1,199.8(1)            -2.8%          $1,234.6(2)
Peoples Gas System                                314.5          24.9%             251.7               -0.4%             252.8
Unregulated companies(3)
 TECO Transport                                   269.8           7.1%             251.9                9.5%             230.0
 TECO Coal                                        232.8          -1.9%             237.3                2.1%             232.4
 TECO Power Services                              204.9          87.1%             109.5               10.9%              98.7
 Other unregulated businesses                     148.0          34.8%             109.8               -0.7%             110.6
---------------------------------------------------------------------------------------------------------------------------------

OPERATING INCOME(3)
Tampa Electric                                 $  293.5          11.2%          $  263.9               -5.6%          $  279.7
Peoples Gas System                                 47.0           8.8%              43.2               20.7%              35.8
Unregulated companies(4)
 TECO Transport                                    51.9          10.9%              46.8                8.3%              43.2
 TECO Coal                                         25.2          17.2%              21.5               -8.5%              23.5
 TECO Power Services                               31.0          79.2%              17.3               33.1%              13.0
 Other unregulated businesses                      27.2         -17.6%              33.0              -12.7%              37.8
---------------------------------------------------------------------------------------------------------------------------------

NET INCOME(3)(5)
Tampa Electric                                 $  144.5           4.1%          $  138.8               -1.7%          $  141.2
Peoples Gas System                                 21.8          10.1%              19.8               27.7%              15.5
Unregulated companies(4)
 TECO Transport                                    28.7           9.5%              26.2               10.1%              23.8
 TECO Coal                                         37.5         134.4%              16.0               -8.6%              17.5
 TECO Power Services                               36.9         152.7%              14.6               50.1%               9.7
 Other unregulated businesses                      31.3          14.7%              27.3              -11.4%              30.8
 Financing/Other                                  (49.8)        124.3%             (22.2)              51.0%             (14.7)
---------------------------------------------------------------------------------------------------------------------------------

EARNINGS PER SHARE BASIC(3)(5)
Tampa Electric                                 $   1.09           3.8%          $   1.05               -1.9%          $   1.07
Peoples Gas System                                  .16           6.7%               .15               25.0%               .12
Unregulated companies(4)
 TECO Transport                                     .22          10.0%               .20               11.1%               .18
 TECO Coal                                          .28         133.3%               .12               -7.7%               .13
 TECO Power Services                                .28         154.5%               .11               57.1%               .07
 Other unregulated businesses                       .24          14.3%               .21              -12.5%               .24
 Financing/Other                                   (.34)        100.0%              (.17)              54.5%              (.11)
Effect of share repurchase                          .06         500.0%               .01                                    --
---------------------------------------------------------------------------------------------------------------------------------
EPS from continuing operation, before charges  $   1.99          18.5%          $   1.68               -1.2%          $   1.70
---------------------------------------------------------------------------------------------------------------------------------
Charges                                              --            --               (.15)                --               (.15)
---------------------------------------------------------------------------------------------------------------------------------
EPS from continuing operations                 $   1.99          30.1%          $   1.53               -1.3%          $   1.55
---------------------------------------------------------------------------------------------------------------------------------

(1) Includes $11.9 million of deferred revenues. This amount is before the $7.9-million deferred revenue benefit recognized under the regulatory agreement related to the charges for tax settlements, described in the CHARGES TO EARNINGS section.

(2) Includes the recognition of previously deferred revenues totaling $38.3 million offset by temporary base rate reductions of $20.8 million, described in the UTILITY REGULATION - RATE STABILIZATION STRATEGY section.

(3) From continuing operations, excluding the charges described in the CHARGES TO EARNINGS section.

(4) Includes items that were reclassified for consolidated financial statement purposes. The principal items are the non-conventional fuels tax credit related to coalbed methane production and synthetic fuel production at TECO Coal and interest expense on the limited-recourse debt related to TPS's independent power operations. In the Consolidated Statements of Income, the tax credit is part of the provision for income taxes and the interest is part of interest expense. Certain amounts have been restated to conform to current year presentation.

(5) Beginning in 2001, segment net income will be reported on a basis that will include internally allocated financing costs.

TAMPA ELECTRIC - ELECTRIC OPERATIONS

TAMPA ELECTRIC RESULTS

         Tampa Electric's net income increased 4 percent in 2000, reflecting good customer growth, higher per-customer energy usage, a favorable customer mix and more normal weather, partially offset by higher operations and maintenance expense.

         In July 2000, Tampa Electric placed its new, 180-megawatt combustion turbine Polk Unit Two in service. The $54-million, oil or gas-fired peaking unit was constructed on an accelerated schedule to meet peak summer demand.

         Tampa Electric's 1999 net income, before charges described in the CHARGES TO EARNINGS section, declined about 2 percent from 1998. Results in 1999 included the deferral of $11.9 million of revenues excluding an offsetting non-recurring pretax benefit of $7.9 million of deferred revenues recognized under the then current regulatory agreement related to the charge for tax settlements. The results in 1998 reflected the recognition of $38.3 million of previously deferred revenues partially offset by a $20.8-million temporary base rate reduction.

Summary of Operating Results

(MILLIONS)                                2000       Change         1999         Change        1998
---------------------------------------------------------------------------------------------------
Revenues                               1,353.8       12.8%        $1,199.8(1)    -2.9%      1,234.6(2)
Operating expenses                     1,060.3       13.3%           935.9       -2.0%        954.9(3)
---------------------------------------------------------------------------------------------------
Operating income                      $  293.5       11.2%        $  263.9       -5.6%     $  279.7
---------------------------------------------------------------------------------------------------
Net Income                            $  144.5        4.1%        $  138.8       -1.7%     $  141.2
---------------------------------------------------------------------------------------------------

(1) Includes $11.9 million of deferred revenues. This amount is before the $7.9-million deferred revenue benefit recognized under the regulatory agreement related to the charge for tax settlements, described in the CHARGES TO EARNINGS section.

(2) Includes the recognition of previously deferred revenues totaling $38.3 million offset by temporary base rate reductions of $20.8 million, described in the UTILITY REGULATION - RATE STABILIZATION STRATEGY section.

(3) Excludes a pretax charge of $9.6 million for treatment of a wholesale contract, described in the CHARGES TO EARNINGS section.

TAMPA ELECTRIC OPERATING REVENUES

         The economy in Tampa Electric's service area continued to grow in 2000, with increased employment from the strong local economy aided by corporate relocations and expansions. The Tampa metropolitan area's employment grew over 5 percent in 2000, placing it fourth for job growth among metropolitan areas in the U.S.

         Tampa Electric's 2000 operating revenues increased 13 percent from 3 percent customer growth, more normal winter weather and increased per-customer energy usage. The customer mix continued to shift toward higher margin residential and commercial customers in 2000.

         Tampa Electric's 1999 operating revenues decreased 3 percent, primarily because the company deferred revenues in 1999, while in 1998 it benefited from the recognition of revenues deferred in prior years. The company experienced customer growth of 2.5 percent in 1999, while retail energy sales were 1.4 percent lower.

         In 2000, combined residential and commercial megawatt sales increased 5 percent from the addition of more than 16,000 new customers and a return to more normal weather. These sales increased slightly in 1999, as the addition of almost 13,000 customers more than offset the effects of mild weather that year.

         Non-phosphate industrial sales increased in 2000 and 1999, reflecting continued economic growth and the shift of some commercial customers to the industrial classification to take advantage of favorable tax law changes for electricity used in manufacturing. This shift does not affect Tampa Electric total revenues.

         Sales to phosphate customers increased in 2000 as producers brought back into service mining and production facilities idled in 1998 and 1999. Sales to the phosphate industry declined in 1999 due to mine closures in 1998 and 1999. The phosphate industry continues to experience lower pricing due to worldwide oversupply. According to phosphate industry sources, the market is expected to remain in this downturn in early 2001 and then start a recovery later in 2001 with improvement continuing in 2002. Revenues from phosphate sales represented slightly less than 3 percent of base revenues in 2000 and in 1999.

         Based on expected growth reflecting continued population increases and business expansion, Tampa Electric projects retail energy sales growth of approximately 2.5 percent annually over the next five years, with combined energy sales growth in the residential and commercial sectors of almost 3 percent annually. Retail demand growth is expected to average 100 megawatts of capacity per year for the next five years.

         These growth projections assume continued local area economic growth, normal weather and certain other factors. See the INVESTMENT CONSIDERATIONS section.

Megawatt-Hour Sales
(THOUSANDS)                               2000       Change         1999         Change        1998
---------------------------------------------------------------------------------------------------
Residential                              7,369        5.8%         6,967         -1.2%        7,050
Commercial                               5,541        3.8%         5,336          3.2%        5,173
Industrial                               2,390        7.5%         2,224        -11.7%        2,520
Other                                    1,338        4.7%         1,278         -0.5%        1,284
---------------------------------------------------------------------------------------------------
  Total retail                          16,638        5.3%        15,805         -1.4%       16,027
Sales for resale                         2,564       18.7%         2,160        -13.1%        2,486
---------------------------------------------------------------------------------------------------
  Total energy sold                     19,202        6.9%        17,965         -3.0%       18,513
---------------------------------------------------------------------------------------------------
Retail customers (average)               560.1        3.0%         543.7          2.5%        530.3
---------------------------------------------------------------------------------------------------

MANAGEMENT'S  DISCUSSION AND ANALYSIS

TAMPA ELECTRIC OPERATING EXPENSES

         Overall operating expenses increased 13 percent in 2000 reflecting increased costs associated with the Big Bend Units One and Two flue gas desulfurization system placed in service in December 1999, the expiration of the DOE credits for Polk Unit One at the end of 1999, increased generating system maintenance to improve summer availability and costs associated with organizational streamlining. Costs associated with the flue gas desulfurization system are recovered through the Environmental Cost Recovery Clause (ECRC). See the UTILITY REGULATION section.

         Overall expenses were down 2 percent in 1999, reflecting lower fuel consumption and lower operations and maintenance expense than in 1998. Partially offsetting these reductions were property tax settlements and environmental study costs associated with the state environmental settlement described below and in the ENVIRONMENTAL COMPLIANCE section.

         Non-fuel operations and maintenance expenses decreased 4 percent in 1999, the result of effective cost management and improved efficiency throughout the company.

         Tampa Electric's 250-megawatt, clean coal technology Polk Unit One was placed into service in late 1996. Between 1996 and 1999, the last year of eligibility, a total of approximately $29 million was received from the U.S. Department of Energy (DOE) to partially off-set the unit's non-fuel operations and maintenance expenses.

         Non-fuel operations and maintenance expenses in 2001 are expected to increase at or below the rate of inflation over the next several years.

Operating Expenses
(MILLIONS)                         2000             Change          1999            Change          1998
---------------------------------------------------------------------------------------------------------
Other operating expenses        $  188.3            15.1%        $  163.6           -1.3%        $  165.7
Maintenance                         96.1            10.3%            87.1           -7.9%            94.6
Depreciation                       161.6             9.5%           147.6            1.0%           146.1
Taxes, other than income            98.7            -0.1%            98.8            1.6%            97.2
---------------------------------------------------------------------------------------------------------
Operating expenses                 544.7             9.6%           497.1           -1.3%           503.6
---------------------------------------------------------------------------------------------------------
Fuel                               323.5             6.4%           304.0          -17.1%           366.6
Purchased power                    192.1            42.5%           134.8           59.1%            84.7
---------------------------------------------------------------------------------------------------------
Total fuel expense                 515.6            17.5%           438.8           -2.8%           451.3
---------------------------------------------------------------------------------------------------------
Total operating expenses        $1,060.3            13.3%        $  935.9           -2.0%        $  954.9
---------------------------------------------------------------------------------------------------------

         Depreciation expense increased 9 percent in 2000 reflecting normal plant additions to serve the growing customer base and the addition of the Big Bend Units One and Two flue gas desulfurization system. The 1 percent increase in 1999 reflected normal plant additions to serve customer growth and maintain generating system reliability. Depreciation expense is projected to increase in 2001 from normal plant additions and rise for the next several years due to an additional combustion turbine at the Polk Power Station in 2002 and the first phase of the Gannon repowering project entering service in 2003. See the ENVIRONMENTAL COMPLIANCE section.

         Fuel costs increased 6 percent in 2000 reflecting increased generation and increased use of more expensive oil and natural gas at Polk Unit Two, Hookers Point and combustion turbines at the Big Bend Power Station. Average coal costs, on a cents-per-million BTU basis, decreased slightly in 2000 after a slight increase in 1999. Fuel expense decreased in 1999 from 1998 due to lower energy sales and a higher reliance on purchased power attributable to lower unit availability.

         Purchased power expense increased in 2000 due to lower unit availability, primarily the result of a generator failure at Gannon Unit Six. Purchased power increased in 1999 due to lower unit availability, the provision of replacement power for certain wholesale power sales contracts and an explosion at the Gannon plant in April 1999.

         Nearly all of Tampa Electric's generation in the last three years has been from coal, and the fuel mix is expected to continue to be substantially comprised of coal until 2003 when the first of three repowered units is scheduled to begin operating on natural gas. See the ENVIRONMENTAL COMPLIANCE section. On a total energy supply basis, company generation accounted for 92 percent and 88 percent of the total system energy requirement in 2000 and 1999, respectively.

         On April 8, 1999, an explosion at Tampa Electric's Gannon Station Unit Six, which was off line for scheduled spring maintenance, resulted in damage to the unit, the temporary shut down of the other five units at the station and injuries to 45 employees and contractors, including three fatalities. The cost of replacement fuel and purchased power totaled $5 million; $1.8 million was approved by the FPSC for recovery through Tampa Electric's fuel and purchased power clause with little impact on customer rates, and the balance was recovered from interruptible customers. The costs resulting from the accident were substantially covered by insurance. The impact on 1999 operation and maintenance expenses was approximately $2 million.

PEOPLES GAS SYSTEM

         Peoples Gas System is the largest investor-owned gas distribution utility in Florida, with about 70 percent of the investor-owned local distribution company market. It serves almost 260,000 customers in all of the major metropolitan areas of Florida.

         PGS achieved net income growth of 10 percent in 2000 from customer growth, increased gas transported for off-system sales to electric power generators and interruptible customers and colder weather late in the year.

         Net income grew 28 percent in 1999, with the increase due primarily to new customer additions from system expansion and lower operating expenses. The benefits of customer growth for the year were partially offset by the less favorable weather patterns during 1999.

         Historically the natural gas market in Florida has been underserved with the lowest market penetration in the southeastern U.S. PGS is expanding its gas distribution system into areas of Florida previously not served and expanding its system within areas currently served.

Summary of Operating Results

(MILLIONS)                                              2000             Change          1999          Change        1998
---------------------------------------------------------------------------------------------------------------------------
Revenues                                              $ 314.5             24.9%       $   251.7         -0.4%      $ 252.8
Cost of gas sold                                        157.0             45.8%           107.7         -6.7%        115.4
Operating expenses                                      110.5              9.6%           100.8         -0.8%        101.6
---------------------------------------------------------------------------------------------------------------------------
Operating income                                      $  47.0              8.8%       $    43.2         20.7%      $  35.8
---------------------------------------------------------------------------------------------------------------------------
Net Income                                            $  21.8             10.1%       $    19.8         27.7%      $  15.5
---------------------------------------------------------------------------------------------------------------------------
Therms sold (millions) - by Customer Segment
 Residential                                             57.6             10.6%            52.1         -1.1%         52.7
 Commercial                                             292.1              6.8%           273.5          2.8%        266.0
 Industrial                                             374.1             12.7%           331.9          8.8%        305.0
 Power Generation                                       418.6              3.3%           405.2         40.5%        288.3
---------------------------------------------------------------------------------------------------------------------------
 Total                                                1,142.4              7.5%         1,062.7         16.5%        912.0
---------------------------------------------------------------------------------------------------------------------------
Therms sold (millions) - by Sales Type
 System Supply                                          320.6              6.9%           300.0         -6.5%        320.8
 Transportation                                         821.8              7.7%           762.7         29.0%        591.2
 Total                                                1,142.4              7.5%         1,062.7         16.5%        912.0
---------------------------------------------------------------------------------------------------------------------------
Customers (thousands) - average                         256.2              3.9%           246.7          3.0%        239.6
---------------------------------------------------------------------------------------------------------------------------

         Residential therm sales increased in 2000, the result of 4 percent residential customer growth and colder weather late in the year. Commercial therm sales increased in 2000 reflecting good customer growth and a strong economy.

         Residential therm sales decreased slightly in 1999, the result of less favorable weather patterns in the first quarter offset in part by new customer additions. Therm sales to commercial customers increased in 1999, reflecting a growing number of higher-margin customers.

         Operating revenues from residential and commercial customers increased 24 percent and 16 percent, respectively, in 2000 from higher gas prices, customer growth, and increased usage due to colder weather late in the year. Gas prices per therm were 36 percent higher in 2000 compared to the prior year.

         The actual cost of gas and upstream transportation purchased and resold to end-use customers is recovered through a Purchased Gas Adjustment (PGA) clause approved by the Florida Public Service Commission. The company files for mid-period adjustments to the PGA in times of gas price volatility, as was experienced in 2000 and into 2001.

         Revenues from residential customers increased 2 percent in 1999. Revenue from commercial customers decreased 9 percent, while revenues from industrial and power generation customers were up approximately 33 percent.

         In November 2000, PGS instituted its "NaturalChoice" program, which unbundles gas services for all non-residential customers, affording these customers the opportunity to purchase the commodity gas from any provider. The net result of this unbundling is a shift from commodity sales to transportation sales. Because commodity sales are included in operating revenues at the cost of the gas on a pass-through basis, there is no net financial impact to the company of transportation only sales.

         Operating expenses increased in 2000, in line with customer growth and system expansion. Operating expenses decreased in 1999, reflecting cost savings associated with management's decision in mid-1998 to exit the appliance sales and service business.

         PGS expects to invest an average of $60 million for each of the next five years to grow the business and maintain system reliability.

         In 1998, PGS announced plans to expand into the Southwest Florida market to provide service to Fort Myers, Naples, Cape Coral and surrounding areas. In 1999, the company began connecting customers and delivering gas to North Fort Myers and completed the long-haul portion of this extension of its distribution system in April 2000. In the first eight months of operation, the project connected 195 commercial customers representing annual consumption of approximately 5.8 million therms. External sources predict that more than 100,000 new homes and businesses will be added in this market over the next decade, representing a significant opportunity for growth in the high-end residential and the commercial customer sectors.

         PGS expects increases in sales volumes and corresponding revenues in 2001, and continued customer additions and related revenues from the Southwest Florida expansion and other expansion efforts throughout the state.

         These growth projections assume continued local area economic growth, normal weather and other factors. See the INVESTMENT CONSIDERATIONS section.

MANAGEMENT'S DISCUSSION AND ANALYSIS

TECO Power Services

         In 2000, TECO Power Services' (TPS) net income of $36.9 million was more than double the 1999 level from new investments, projects placed in commercial operation in 2000, improved results at Empresa Electrica de Guatemala, S.A. (EEGSA), the Guatemalan distribution utility in which TPS acquired a 24 percent interest in 1998, and increased earnings from the expansion of Hardee Power Station.

         In 2000, TPS recorded $5.4 million of other income related to an insurance claim settlement at the San Jose Power Station for mechanical damage and loss of business from a turbine oil system failure, and other turbine problems. Repairs to the turbine were completed and the unit has operated reliably since September.

         The 120-megawatt San Jose Power Station began commercial operation in January 2000. TPS increased its ownership interest in this project to 67 percent in December 1999 and acquired the remaining ownership interest in February 2000. TPS has a 15-year power supply agreement with EEGSA.

         The 75-megawatt expansion of the Hardee Station in Florida, announced in September 1999, began commercial operation in May 2000, and is serving the needs of Tampa Electric. The first phase of the Hamakua project in Hawaii began commercial operation in August 2000 and the final phase began commercial operation in December 2000. The 135-megawatt first phase of the planned 312-megawatt Commonwealth Chesapeake electric generating facility in Virginia began commercial operation in September 2000 and construction is proceeding on the second phase, with commercial operation expected by June 2001.

         In 1999, TPS recorded significantly higher income compared to 1998, reflecting contributions from new initiatives in 1999 and growing contributions from existing operating projects and investments. Capitalization of development costs and interest during construction on the San Jose Power Station also contributed to the improved results for the year. EEGSA had better results in 1999 as operational improvements and customer additions favorably impacted earnings.

DEVELOPMENT ACTIVITIES

         In 2000, TPS refocused its development efforts on domestic energy projects and took steps to achieve the major growth outlined in the TECO
ENERGY STRATEGY AND OUTLOOK section. During the second half of 2000 and early 2001, TPS announced eight major projects representing a net ownership interest increase of more than 6,000 megawatts of new merchant capacity operating, under construction or in final stages of development. See the INVESTMENT CONSIDERATIONS section. TPS expects these projects to begin making contributions to earnings in 2001, with significantly higher contributions expected in 2003.

         TPS now has a pipeline of projects operating, under construction or in the final stages of development with a net ownership interest in more than 7,000 megawatts. Upon completion, the domestic projects will provide TPS with the opportunity to sell wholesale power in 18 states from Hawaii to Florida to Virginia and Mexico. The new projects are in high-growth areas, with good access to fuel supply and electric transmission systems.

         In September, TPS announced a $93-million investment in the form of a loan related to Panda Energy International's (Panda) Texas Independent Energy Projects (TIE). This investment, under certain circumstances, gives TPS an opportunity for an effective economic interest, estimated at 75 percent, in Panda's 1,000-megawatt interest in these projects. Interest from TIE contributed to 2000 earnings and will increase in 2001.

         In October, TPS announced the acquisition of two generating plants being developed by GenPower LLC. TPS acquired 100 percent ownership of the two 599-megawatt, natural gas-fired, combined cycle Dell and McAdams projects located in Arkansas and Mississippi, respectively. These projects are expected to begin commercial operation in the fourth quarter of 2002. The TPS equity investment in these projects at commercial operation is expected to total about $330 million.

         In November, TPS announced a joint venture with Panda to build, own and operate the 2,220-megawatt El Dorado Plant in Arkansas and the 2,350-megawatt Gila River Power Station in Arizona. TPS earns a preferred return on the investment in these projects, which gives it an effective 75-percent economic interest. These projects will begin commercial operation in phases, with the first phase of El Dorado expected in the second half of 2002 and the final phase of Gila River expected by the middle of 2003. The TPS equity investment in these projects at commercial operation is expected to total more than $1 billion.

         Also in November, TPS announced the signing of a memorandum of understanding relating to the exclusive rights to develop a petroleum coke (pet coke) gasification project at the CITGO refinery in Lake Charles, Louisiana. The memorandum contemplates that TPS will be a 50 percent owner of this 670-megawatt project that will gasify the pet coke provided by CITGO to produce a clean burning synthesis gas for use in a combustion turbine. The project will sell steam and hydrogen to CITGO with excess electric power sold in the Louisiana wholesale power market. The project is expected to begin commercial operation in early 2005.

         In February 2001, TPS announced that it had signed an agreement to acquire American Electric Power's (AEP) Frontera Power Station located near McAllen, Texas. This 500-megawatt, natural gas-fired, combined-cycle plant, originally developed by CSW Energy (CSW), began combined-cycle operation in May 2000. As a condition of the merger of Central & South West Corporation, CSW's parent company, with AEP the company was required by the Federal Energy Regulatory Commission to divest its ownership of this facility. The TPS equity investment in this acquisition is expected to be about $120 million in 2001.

         In February 1999, TPS formed an alliance with Energia Global International, Ltd. (EGI), a company with energy interests in Central America. EGI has investments in four power projects in operation or under construction in Costa Rica and Guatemala, and an electric distribution company in El Salvador. TPS initially committed $25 million in the form of a loan, which became an equity interest at the end of 2000. The interest income from the EGI loan contributed to TPS' net income in 1999 and 2000. TPS made an additional loan of $20 million in 2000.

         Significant factors that could influence results at TPS are successful financing and construction of its new projects, weather, domestic economic conditions and commodity price changes. See the INVESTMENT CONSIDERATIONS section.

TPS PROJECT SUMMARY

                                                                                          TPS ECONOMIC       IN SERVICE/
PROJECT                                         LOCATION                 SIZE              INTEREST (%)      PARTICIPATION DATE
---------------------------------------------------------------------------------------------------------------------------------
Hardee Power Station                            Florida                 370 MW               100%            Jan. 1993, May 2000
Alborada Power Station                          Guatemala               78 MW                 96%            Sept. 1995
San Jose Power Station                          Guatemala               120 MW               100%            Jan. 2000
Hamakua Energy Project                          Hawaii                  60 MW                 50%            Aug. 2000, Dec. 2000
Frontera Power Station                          Texas                   500 MW               100%            May 2000, Feb. 2001
Commonwealth Chesapeake Power Station           Virginia                312 MW                95%            Sept. 2000, June 2001
Energy Center Kladno Generating (ECKG)          Czech Republic          344 MW                13%            Jan. 2000
Panda TIE                                       Texas                   1,000 MW              (1)            Dec. 2000, 2001
Dell                                            Arkansas                599 MW               100%            4th Quarter 2002
McAdams                                         Mississippi             599 MW               100%            4th Quarter 2002
El Dorado                                       Arkansas                2,220 MW              (2)            Oct. 2002-Mar. 2003
Gila River                                      Arizona                 2,350 MW              (2)            1st Half 2003
CITGO                                           Louisiana               670 MW                50%            Jan. 2005
Empresa Electrica de Guatemala S.A.(EEGSA)      Guatemala               580,000 retail        24%            Sept. 1998
  (a distribution utility)                                              electric customers

(1)  Estimated at 75 percent.

(2)  Based on the effect of the preferred return, estimated at 75 percent.

TECO TRANSPORT

         Net income at TECO Transport increased 10 percent in 2000 reflecting a strong export grain market, higher levels of coal moved for Tampa Electric, increased movements of steel-related products northbound on the river systems and a gain on the disposition of an ocean-going asset. Partially offsetting these improvements were higher fuel prices, continued weakness in the export coal market and lower phosphate shipments, as producers curtailed production to bring supply and demand in balance.

         TECO Transport recorded 10 percent higher net income in 1999, primarily from a strong export grain market, increased northbound movements of steel-related products on the river system and lower fuel and depreciation expense. Improvements were partially offset by a weak export coal market and lower shipments of coal for Tampa Electric.

         In October 2000, TECO Transport signed a long-term contract with a major phosphate fertilizer producer to move all of that producer's raw phosphate rock production between Tampa and its facilities on the Mississippi River. Under the contract, TECO Transport's ocean-going subsidiary, Gulfcoast Transit, purchased two vessels used to serve this customer.

         TECO Transport expects Tampa Electric coal shipments to be at normal levels in 2001. It expects continued enhancements of northbound river business and strong grain shipments in 2001, reflecting continued support of the U.S. government sponsored grain export program.

         The phosphate fertilizer industry continued to experience worldwide oversupply and low prices, and expects the weakness to continue into 2001. This condition reduced shipment of raw phosphate rock in 2000 and is expected to have a similar impact in early 2001.

         Continued weakness in the export coal market is anticipated in 2001, primarily due to the strength of the U.S. dollar relative to other currencies and excess coal production capacity worldwide.

         TECO Transport expects to continue diversifying into new markets and cargoes. Future growth at TECO Transport is dependent on higher asset utilization, particularly at the river business with north-and southbound cargoes, and asset additions at both the river and ocean-going businesses. Significant factors that could influence results are weather, bulk commodity prices, fuel prices and domestic and international economic conditions. See the INVESTMENT CONSIDERATIONS section.

TECO Coal

         TECO Coal's net income more than doubled in 2000 to $37.5 million driven primarily by the sale of fuel produced from the synthetic fuel production facilities acquired this year and the associated tax credits for the production of non-conventional fuels. For segment reporting purposes, the tax credit is shown as an offset to expense for operating income calculation purposes but is included in provision for income taxes in the TECO Energy Consolidated Statements of Income. TECO Coal's net income decreased almost 9 percent in 1999, excluding the effect of a $13.6 million charge in 1998 described in the CHARGES TO EARNINGS section. Lower 1999 operating income reflected lower Tampa Electric volumes and weak prices in the metallurgical and steam markets, partially offset by higher third-party volumes and cost efficiencies.

         Coal sales, including synthetic fuels, increased to 7.9 million tons in 2000 from 7.2 million tons in 1999 and 6.8 million tons in 1998. Volumes in 2001 are expected to be more than 10 million tons. This increase is driven by production from the Perry County Coal mines described below.

         Steam coal pricing improved in 2000, but at a lower percentage than other energy prices. Metallurgical coal prices were weak in 2000 due to a general weakness in the steel industry, but are expected to improve in 2001.

         TECO Coal's contract with Tampa Electric expired at the end of 1999 and was not renewed. Tampa Electric shipments represented 2 percent of TECO Coal's volume in 2000 and 7 percent of spot coal purchases in 1999.

[MANAGEMENT'S DISCUSSION AND ANALYSIS]

         In November 2000, TECO Coal purchased the Perry County Coal Co. Under this purchase, TECO Coal acquired 23 million tons of proven low-sulfur reserves, a preparation plant and two load-out facilities on the CSX railroad. There are an additional 80 million tons of high-quality reserves already under lease located on adjacent land.

         In January 2000, TECO Coal purchased two synthetic fuel facilities from Covol Technologies, Inc. which were relocated to the company's Premier Elkhorn and Clintwood Elkhorn mines in Kentucky, and were operational by the second quarter of 2000. These facilities produce synthetic fuels from coal using a patented and proprietary process developed by Covol.

         More than 1.9 million tons of synfuel were produced in 2000 resulting in a net benefit of approximately $30 million. Synfuel production replaced some of the conventional coal production in 2000. Production is expected to increase somewhat in 2001.

         Sales of the fuel processed through these types of facilities are eligible for non-conventional fuels tax credits under Section 29 of the Internal Revenue Code, which are available through 2007.

         During the fourth quarter, the U.S. Treasury suspended advance rulings by the Internal Revenue Service with respect to synthetic fuel production facilities to permit the Treasury and the Service time to review certain specified legal issues regarding the application of this credit. Taxpayers were given the opportunity to provide the Treasury with comments regarding the administration of the synthetic fuel tax credit program. While no retroactive interpretation of qualification under the program is expected, the requirements for obtaining advance rulings could include some production-limiting factors.

         Significant factors that could influence results are weather, general economic conditions, commodity price changes and changes in laws or regulations. See the Investment Considerations section.

OTHER UNREGULATED COMPANIES

         TECO Coalbed Methane's 2000 net income increased as a result of higher gas prices which more than offset lower production. Effective gas prices, net of all hedging, increased to $2.72 per thousand cubic feet (Mcf). Production declined 5 percent to 15.7 billion cubic feet (Bcf) in 2000, less than the natural decline rate, due to effective well-restimulation efforts. Proven reserves were estimated at 182 Bcf at Dec. 31, 2000, reflecting the well restimulation efforts and higher gas prices. Proven reserves were estimated at 159 Bcf and 162 Bcf in 1999 and 1998, respectively.

         In 1999, net income declined 13 percent from production and price decreases that were only partially offset by reduced operating costs. Production declined to 16.6 Bcf in 1999 from 17.6 Bcf in 1998. Effective gas prices, including the results of hedging, fell $.12 per Mcf in 1999.

         Production is expected to decline 6 to 8 percent in 2001, reflective of the normal declining production profile for these types of gas wells.

         Production from TECO Coalbed Methane's reserves are eligible for
Section 29 non-conventional fuels tax credits through 2002. The credit was $1.05 per Mcf in 1998, $1.04 per Mcf in 1999 and is expected to be $1.05 for 2000. The tax credit declined in 1999 due to a reformulation of the calculation of the GDP price deflator index used for determining the increase in the tax credits. This rate escalates with inflation but could be limited by domestic oil prices. In 2000, domestic oil prices would have had to exceed $47 per barrel for this limitation to have been effective.

         All gas produced is sold under contract at spot market prices. Although natural gas prices can be volatile, the Section 29 tax credits provide stability to TECO Coalbed Methane's operating results. See the Investment Considerations section.

         TECO Propane Ventures (TPV) is the subsidiary in which the company's propane business investment is held. This business was formerly known as Peoples Gas Company, the unregulated propane gas business acquired in the 1997 Peoples Gas companies merger, which was the largest independent propane distributor in Florida.

         In February 2000, TECO Energy entered into an agreement to form US Propane L.P. to combine its Peoples Gas Company propane operations with the propane operations of Atmos Energy Corporation, AGL Resources, Inc. and Piedmont Natural Gas Company, Inc.

         In June 2000, US Propane announced that it would combine with Heritage Holdings, Inc., the general partner of Heritage Propane Partners, L.P. (NYSE:HPG), to create the fourth largest retail propane distributor in the United States.

         Under the agreements, US Propane sold its propane business to Heritage Propane for approximately $181 million in cash and limited partnership units of Heritage Propane Partners. US Propane purchased all of the ownership interest of Heritage Holdings, the general partner of Heritage Propane Partners, for $120 million. Upon closing of the transaction, US Propane owned all of the general partner and an approximate 34 percent limited partnership interest in Heritage Propane Partners, the master limited partnership. Interests in the general partner of US Propane are held proportionately among the four companies that created US Propane.

         The US Propane and Heritage Propane transactions transformed four local propane operations into a major regional company and then into a larger national operation that now markets over 300 million gallons of propane annually to nearly 500,000 customers in 28 states. The transactions created a significant market presence that allows pursuit of national accounts, balances seasonal and weather related demand fluctuations on a broader scale and provides a larger opportunity for growth.

         TPV recorded an $8.3-million after-tax gain from this series of transactions in the third quarter of 2000. TPV has a 38 percent interest in the general partner that manages Heritage Propane Partners.

         TECO Solutions was formed to support TECO Energy's strategy of offering customers a comprehensive and competitive package of energy services and products with its Florida operations focus. Operating companies under TECO Solutions include TECO BGA (formerly Bosek, Gibson and Associates) (BGA), BCH Mechanical, Inc. and its affiliated companies (BCH), TECO Gas Services and TECO Properties.

         TECO BGA, an energy services company headquartered in Tampa with nine offices throughout Florida and one in California, was acquired by TECO Energy in 1996. It provides design, engineering and construction services to more than 300 customers, including public schools, universities, health care organizations and commercial businesses throughout Florida and California.

         BGA continues growing its business infrastructure and project portfolio to better compete with the larger energy service companies in the diversified energy service field. Several significant project development efforts are under way. These efforts include providing energy efficiency turnkey services for public and private sector markets, power reliability solutions and district cooling/chilled water plants.

         In September 2000, TECO Energy purchased BCH for $34.8 million. BCH is one of the leading mechanical contracting firms in Florida.

         TECO Solutions combines BGA's proven project development and design capabilities with BCH's construction, operations and maintenance capabilities. This combination is expected to allow the companies to improve their price and performance on comprehensive turnkey projects because of in-house skills for the entire project scope.

         TECO Gas Services, Inc. is another unregulated business acquired in the Peoples Gas companies merger. It provides gas management and marketing services for large municipal, industrial, commercial and power generation customers.

         This company's focus is on increasing its customer base while continuing to provide gas management services for three large cogeneration facilities. TECO Gas Services is expected to provide gas management services for an increasing customer base as Peoples Gas System makes its "NaturalChoice" option for unbundled service available to more non-residential customers.

         In 2000, TECO Properties recorded a $3.8-million, after-tax charge to adjust certain properties to reflect their market value.

NON-OPERATING ITEMS

DISCONTINUED OPERATIONS

TECOM, INC.

         In November 1999, the assets of TeCom, the company's advanced energy management technology subsidiary, were sold to Invensys Intelligent Building Systems. TeCom was sold because it was unable to develop the right distribution channels to effectively reach the market.

         In connection with the exit of this business, an after-tax charge of $12.9 million was recorded in 1999, representing the write-off of all capitalized development costs, severance and other exit costs partially offset by sale proceeds.

TECO OIL & GAS, INC.

         In 1997, TECO Energy announced its intent to exit the conventional oil and gas exploration and production business because of its small scale of operations and earnings volatility.

         In 1998, TECO Oil & Gas sold its offshore assets to American Resources Offshore (ARO).

OTHER INCOME (EXPENSE)

         Other income (expense) in 2000 included a pretax gain of $13.6 million associated with the US Propane and Heritage Propane transactions, $5.4 million from an insurance settlement at TPS, and interest income from the TPS investments made in the form of loans. Also included was a charge of $8.1 million to adjust the value of certain leveraged lease investments.

         Other income (expense) in 1999 included charges of $3.5 million to provide for Tampa Electric's expected costs of settling an EPA lawsuit, $10.5 million for a regulatory decision limiting the utility's regulatory equity ratio to 58.7 percent for 1997 and 1998, and $6.0 million to adjust the carrying value of certain leveraged lease investments.

         Other income (expense) in 1998 included a charge of $7.3 million at Tampa Electric reflecting an FPSC decision denying recovery of certain coal expenses from an affiliate. These 1999 and 1998 charges are described in the Charges to Earnings section.

         Allowance for other funds used during construction (AFUDC) was $1.6 million in 2000 and $1.3 million in 1999; no AFUDC was recorded in 1998. AFUDC is expected to increase to an estimated $8 million in 2001 and more than double to an estimated $19 million in 2002, reflecting Tampa Electric's growing investment in the Gannon repowering and generation expansion activities.

         AFUDC is a non-cash credit to income with a corresponding charge to utility plant which represents the cost of borrowed funds and a reasonable return on the equity funds used for construction.

INTEREST CHARGES

         Interest charges at TECO Energy were $167.6 million in 2000 compared to $123.7 million in 1999 and $104.3 million in 1998. Interest expense was higher in 2000, primarily because of higher borrowing levels associated with the company's business development activities and higher short-term interest rates.

         In 1999, a charge for income tax settlements and provisions, discussed in the Changes to Earnings section, included $9 million of interest expense and accounted for approximately half of the increase over 1998. Higher borrowing levels associated with new investments in the operating businesses also increased interest expense.

INCOME TAXES

         Income tax expense decreased in 2000 reflecting lower taxable income, a substantial increase in tax credits for the production of non-conventional fuels and increased foreign operations with deferred tax structures. In 1999, income tax expense increased reflecting higher taxable income and the effect of recording income

[MANAGEMENT'S DISCUSSION AND ANALYSIS]

tax provisions and settlements related to prior years' tax returns. In 1998, income taxes were lower due to lower taxable income resulting from $23.2 million of charges. Income tax expense as a percent of income from continuing operations before taxes was 7 percent in 2000, 30 percent in 1999 and 29 percent in 1998.

         The actual cash paid for income taxes was $83.9 million, $62.1 million and $66.2 million in 2000, 1999 and 1998, respectively.

         Total income tax expense was reduced by the federal tax credit related to the production of non-conventional fuels, under Section 29 of the Internal Revenue Code. These tax credits are generated annually on qualified production at TECO Coalbed Methane through Dec. 31, 2002 and at TECO Coal through Dec. 31, 2007, subject to changes in law, regulation or administration that could impact the qualification of Section 29 tax credits.

         This tax credit totaled $68.3 million in 2000, $17.2 million in 1999 and $18.9 million in 1998. In 2000, $52.1 million of the Section 29 tax credits related to the production of synthetic fuel at TECO Coal; $16.2 million of 2000 tax credits and all prior-year amounts reflect the tax credits related to the production of natural gas from coal seams at TECO Coalbed Methane.

         The tax credit for production at TECO Coalbed Methane and TECO Coal was $1.05 per million BTU in 1998, $1.04 per million BTU in 1999 and is expected to be $1.05 for 2000. This rate escalates with inflation but could be limited by domestic oil prices. In 2000, domestic oil prices would have had to exceed $47 per barrel for this limitation to have been effective.

         In 2000, the decrease in income tax expense also reflects the impact of increased overseas operations with deferred tax structures. The decrease related to these deferrals was $9.3 million, $1.4 million and $1.0 million for 2000, 1999 and 1998, respectively.

         The income tax effect of gains and losses from discontinued operations is shown as a component of results from discontinued operations.

         Income tax expense for 1999 includes $5.0 million for charges described in the Changes to Earnings section reflecting corporate income tax provisions and settlement expenses related to prior years' tax returns. These adjustments, including interest of $9.0 million, were recorded at Tampa Electric, TECO Investments and at the TECO Energy corporate level.

ACCOUNTING STANDARDS

REPORTING COMPREHENSIVE INCOME

         In 1999, the company adopted Financial Accounting Standard (FAS) 130, Reporting Comprehensive Income. This standard requires that comprehensive income, which includes net income as well as certain other changes in assets and liabilities recorded in common equity, be reported in the financial statements. TECO Energy reported $2.0 million of other comprehensive income in 2000 and $5.5 million of other comprehensive loss in 1999 related to adjustments to the minimum pension liability associated with the company's supplemental executive retirement plan. There were no components of comprehensive income other than net income for the year ended Dec. 31, 1998. The company has reported accumulated other comprehensive income in its Consolidated Statements of Common Equity.

REPORTING ON THE COSTS OF START-UP ACTIVITIES

         In 1999, the company adopted AICPA Statement of Position (SOP) 98-5, Reporting on the Costs of Startup Activities. It requires costs of startup activities and organization costs to be expensed as incurred. Startup activities are broadly defined as those one-time activities related to events such as opening a new facility, conducting business in a new territory and organizing a new entity. Some costs, such as the costs of acquiring or constructing long-lived assets and bringing them into service, are not subject to SOP 98-5. The costs expensed in 2000 and 1999 in accordance with SOP 98-5 were not significant.

ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING

         In 1998, the Financial Accounting Standards Board (FASB) issued FAS 133, Accounting for Derivative Instruments and Hedging. This standard is effective for fiscal years beginning after June 15, 2000. The company will adopt the new standard effective Jan. 1, 2001. The new standard requires the company to recognize derivatives as either assets or liabilities in the financial statements, to measure those instruments at fair value and to reflect the changes in fair value of those instruments as either components of comprehensive income or in net income, depending on the types of those instruments.

         The company has completed the review and documentation of its derivative contracts, and found that such activity has been minimal and relatively short term in duration. From time to time, the company has entered into futures, swaps and options contracts to hedge the selling price for its physical production at TECO Coalbed Methane, to limit exposure to gas price increases, and to limit exposure to fuel price increases at TECO Transport.

         As of Dec. 31, 2000, the company had hedging transactions in place to protect against selling price variability at TECO Coalbed Methane which will qualify for cash flow hedge accounting treatment under FAS 133. Upon adoption, the company expects to report a reduction in other comprehensive income of approximately $19.0 million to record the swap liability as of Jan. 1, 2001.

         The company has not used derivatives or other financial products for speculative purposes. Management will continue to document all current, new and possible uses of derivatives particularly as it relates to the expanding merchant power projects at TECO Power Services, and develop procedures and methods for measuring them.

[MANAGEMENT'S DISCUSSION AND ANALYSIS]

ENVIRONMENTAL COMPLIANCE

         Tampa Electric met the environmental compliance requirements for the Phase I emission limitations imposed by the Clean Air Act Amendments (CAAA) which became effective Jan. 1, 1995 by using blends of lower-sulfur coal, integrating the Big Bend Unit Four flue gas desulfurization, or scrubber, system with Unit Three, implementing operational modifications and purchasing emission allowances. For Phase II, which began Jan. 1, 2000, further reductions in sulfur dioxide (SO2) and nitrogen oxide (NO(x)) emissions were required. To comply with the Phase II SO2 requirements, Tampa Electric installed a new scrubber system at Big Bend Units One and Two and will rely less on fuel blending and SO2 allowance purchases. The $83-million scrubber was placed in service on Dec. 30, 1999 and will significantly reduce the amount of SO2 emitted by Tampa Electric's Big Bend Units One and Two. As a result of this project, all of the units at Big Bend Station, Tampa Electric's largest generating station, are equipped with scrubber technology. In order to comply with the Phase II NO(x) emission limits on a system wide average, Tampa Electric has implemented combustion optimization projects at Big Bend and Gannon stations.

         On Feb. 29, 2000, Tampa Electric Company, the EPA and the U.S. Department of Justice announced they had resolved the federal agencies' pending enforcement actions filed in 1999 against Tampa Electric. The resolution was in the form of a consent decree, which became effective Oct. 5, 2000 and has resulted in full and final settlement of the federal litigation and notice of violation alleging violations of New Source Review requirements of the Clear Air Act.

         The consent decree is substantially the same as Tampa Electric's earlier agreement with the Florida Department of Environmental Protection (FDEP) with respect to environmental controls and pollution reductions reached on Dec. 7, 1999; however, it contains specific detail with respect to the availability of the scrubbers and earlier incremental NO(x) reduction efforts on Big Bend Units One, Two and Three. Under the consent decree, Tampa Electric is committed to a comprehensive cleanup program that will dramatically decrease emissions from the company's power plants.

         A significant component of the emission reduction plan is the repowering of the company's coal-fired Gannon Station with natural gas.

         Engineering for the repowering project began in January 2000, and Tampa Electric anticipates that commercial operation for the first repowered unit will occur by May 1, 2003. The repowering of additional units is scheduled to be completed by May 1, 2004. When these units are repowered, the station will be renamed the Bayside Power Station and will have total station capacity of about 1,800 megawatts of natural gas-fueled electric energy.

         Tampa Electric filed a petition with the FPSC to seek cost recovery for one of the environmental projects required by the consent decree. The petition sought cost recovery through the Environmental Cost Recovery Clause for costs incurred to improve the availability and removal efficiency for its Big Bend One, Two and Three scrubbers, to reduce particulate matter emission, and to reduce NO(x) emissions. The expected cost to comply with this portion of the decree will be about $14 million. In November, the FPSC approved the recovery of these costs through customers' bills starting January 2001.

         Tampa Electric Company is a potentially responsible party for certain superfund sites and, through its Peoples Gas System division, for certain former manufactured gas plant sites. While the joint and several liability associated with these sites presents the potential for significant response costs, Tampa Electric Company estimates its ultimate financial liability at approximately $22 million over the next 10 years. The environmental remediation costs associated with these sites are not expected to have a significant impact on customer prices.

UTILITY REGULATION

RATE STABILIZATION STRATEGY

         Tampa Electric's objectives of stabilizing prices from 1996 through 1999 and securing fair earnings opportunities during this period were accomplished through a series of agreements entered into in 1996 with the Florida Office of Public Counsel (OPC) and the Florida Industrial Power Users Group (FIPUG) which were approved by the Florida Public Service Commission
(FPSC). Prior to these agreements, the FPSC approved a plan submitted by Tampa Electric to defer certain 1995 revenues.

         In general, under these agreements Tampa Electric was allowed to defer revenues in 1995 and 1996 during the construction of Polk Unit One and recognize these revenues in 1997 and 1998 after commercial operation of the unit. Other components of the agreements were: a base rate freeze through 1999; refunds to customers totaling $50 million during the period October 1996 through December 1998; and recovery of the capital costs incurred for the Polk Unit One project.

         Under these agreements Tampa Electric's allowed return on equity (ROE) was established at an 11.75 percent midpoint with a range of 10.75 percent to
12.75 percent. Revenues were deferred for use by the company in 1997 and 1998 according to sharing formulas that varied by year. In 1998, all revenues above the top of the ROE range were required to be held for refund to customers.


         In 1995 and 1996, Tampa Electric deferred $51 million and $37 million of revenues under this plan, respectively. The deferred revenues accrued interest at the 30-day commercial paper rate as specified in the Florida Administrative Code. These amounts and interest (less $25 million of refunds) provided $62 million for recognition as income by the company in 1997 and 1998.

         Based on FPSC decisions, the company reversed $27 million in 1997 and $34 million in 1998 of the revenues and interest deferred from 1995 and 1996. After including $10 million of interest accrued over the deferral period, the FPSC ordered $11 million plus interest to be refunded to customers in 2000. In November 1999, FIPUG protested the FPSC decisions for both 1997 and 1998 and requested a hearing to review a wide range of costs incurred by the company over the two-year period. The FPSC ordered that the $11 million refund be withheld with interest until the protest was heard and resolved.

         In August 2000, the FPSC approved a stipulation entered into between Tampa Electric, FIPUG and OPC that provided for a $13 million refund to customers from September through December 2000. This amount generally represented the $11 million refund amount previously determined plus interest.

[MANAGEMENT'S DISCUSSION AND ANALYSIS]

         As part of its series of agreements with OPC and FIPUG, Tampa Electric also agreed to refund 60 percent of 1999 revenues that contributed to an ROE in excess of 12 percent, as calculated and approved by the FPSC.

         In October 2000, the FPSC staff recommended a 1999 refund of $6.1 million including interest, to be refunded to customers beginning January 1, 2001. OPC objected to certain interest expenses recognized in 1999 that were associated with prior tax positions and used to calculate the amount to be refunded. Following a review by the FPSC staff, the FPSC agreed in December 2000 that the original $6.1 million was to be refunded to customers. On Feb. 7, 2001 OPC protested the FPSC's refund decision. The protest claims that a fair reading of the stipulations according to relevant court and FPSC precedents does not allow for the inclusion of the interest expenses on income tax positions in the refund calculations. OPC suggests that an additional $8.3 million should be refunded. Hearing dates to resolve the 1999 refund amount have not yet been established. Tampa Electric believes its positions relative to the inclusion of the interest expenses are reasonable and are likely to be upheld.

         The regulatory arrangements described above covered periods that ended on Dec. 31, 1999. Tampa Electric's rates and its allowed ROE range of 10.75 percent to 12.75 percent with a midpoint of 11.75 percent will continue in effect until such time as changes are occasioned by an agreement approved by the FPSC or other FPSC actions as a result of rate or other proceedings initiated by Tampa Electric, FPSC staff or other interested parties. Tampa Electric believes that its currently allowed ROE range is reasonable based on the current interest rate environment and previous FPSC rulings.

COST RECOVERY CLAUSES

         In September 2000, Tampa Electric filed with the FPSC for approval of fuel, capacity, environmental and conservation cost recovery clause rates for the period January 2001 through December 2001. In November, the FPSC approved Tampa Electric's requested changes. Accordingly, Tampa Electric's residential customer rate per 1,000 kilowatt hours slightly increased by 2 cents to $84.47. These rates include projected costs associated with environmental projects required under the U.S. Environmental Protection Agency's Consent Decree and the Florida Department of Environmental Protection Consent Final Judgment with Tampa Electric. See the Environmental Compliance section. They also include additional purchased power costs for 2000 and 2001, which reflect higher natural gas and oil prices and increases in the volumes of purchased power.

LONG-RANGE POWER SUPPLY PLANNING

         In 1999, as part of the FPSC's assessment of Florida's electric reliability for future years, the FPSC ordered a generic investigation into the aggregate reserve margins planned for peninsular Florida. Tampa Electric, along with Florida Power & Light and Florida Power Corp. submitted a proposed stipulation to the FPSC to voluntarily adopt a minimum 20 percent reserve margin planning criteria from then current 15 percent criteria over a transition period of four years. In December 1999, the FPSC approved the proposed stipulation.

         Tampa Electric accelerated the in-service date of its next two 180-megawatt combustion turbines from January 2001 to September 2000 and from January 2003 to May 2002. The September 2000 combustion turbine was subsequently accelerated to begin actual commercial operation in July 2000.

         Tampa Electric also entered into a 12-year purchased power agreement with Hardee Power Partners for a 75-megawatt combustion turbine that entered service in May 2000.

         In August 2000, Tampa Electric presented a revised 10-year site plan to the FPSC which further enhances system reliability and improves economic and environmental benefits to customers. Under this revised plan, the capacity of the Gannon Station repowering project was increased by 235 megawatts. The increased capacity increased Tampa Electric's projected 2004 summer reserve margin from 23 percent to 27 percent at a lower cost than previous repowering plans.

UTILITY COMPETITION: ELECTRIC

         Tampa Electric's retail electric business is substantially free from direct competition with other electric utilities, municipalities and public agencies. At the present time, the principal form of competition at the retail level consists of self-generation available to larger users of electric energy. Such users may seek to expand their alternatives through various initiatives, including legislative and/or regulatory changes that would permit competition at the retail level. Tampa Electric intends to retain and expand its retail business by managing costs and providing high-quality service to retail customers.

         There is presently active competition in the wholesale power markets in Florida, increasing largely as a result of the Energy Policy Act of 1992 and related federal initiatives. However, the Florida Power Plant Siting Act, which sets the state's electric energy/environmental policy and governs the building of new generation involving steam capacity of 75 megawatts or more, requires that applicants demonstrate that a plant is needed prior to receiving construction and operating permits.

         In 2000, Florida Governor Jeb Bush established the 2020 Utility Study Commission to address the following issues by December 2001: current and future reliability of electric and natural gas supply; emerging energy supply and delivery options; electric industry competition; environmental impacts of energy supply; energy conservation and fiscal impacts of energy supply options on taxpayers and energy providers. TECO Energy has been supportive of the process. The Study Commission recently endorsed an interim recommendation on wholesale competition that, if enacted into law, would afford the company the opportunity to compete effectively in the Florida market.

         The Study Commission's recommendation includes, among other provisions, elimination of barriers to entry for merchant power generators, an open competitive wholesale electric market, transfer of regulated generating assets to unregulated affiliates or sale to others, Florida electric system reliability and consumer protection. The proposal is expected to be forwarded to the legislature by the governor for possible action in the 2001 legislative session. It is unclear at this time if this proposed legislation would pass.

REGIONAL TRANSMISSION ORGANIZATION (RTO)

         In December 1999, the Federal Energy Regulatory Commission (FERC) issued Order No. 2000, dealing with RTOs. This rule is driven by the FERC's continuing effort to effect open access to transmission facilities in large, regional markets. The rule provides guidelines to utilities for joining RTOs by December 2001. These guidelines specify minimum characteristics and functions.

         In response to the FERC activity, the FPSC held workshops in 1999 to discuss transmission issues within peninsular Florida. Potentially affected parties and the FPSC agreed that a national one-size-fits-all approach is not appropriate. With the encouragement of the FPSC, Tampa Electric worked with utilities in the state and others to develop a peninsular Florida solution.

         The activities resulted in the peninsular Florida investor-owned utilities making a joint RTO filing at FERC in October 2000. The filing included elements related to governance, pricing, planning, operations and market design. Tampa Electric and other stakeholders are seeking a market design in the collaborative process, which at a minimum addresses each of the FERC criteria in Order 2000.

         In the filing, Tampa Electric agreed with the other Florida investor-owned utilities to form an RTO to be known as GridFlorida LLC. As proposed, the RTO would independently control the transmission assets of the filing utilities, as well as other utilities in the region that choose to join. The RTO will be an independent, investor-owned organization that will have control of the planning and operations of the bulk power transmission systems of the utilities within peninsular Florida. The three filing utilities represent almost 80 percent of the aggregate net energy load in the region for the year 2000.

         On January 10, 2001, FERC issued preliminary rulings on certain aspects of the governance structure of the RTO. In order to guarantee the right to participate in the selection of the RTO board of directors, parties are required to declare, within 30 days of the January 10 order, their intention to contribute their transmission assets to the RTO. Tampa Electric plans to contribute its transmission assets to the RTO.

UTILITY COMPETITION: GAS

         Although Peoples Gas System is not in direct competition with any other regulated distributors of natural gas for customers within its service areas, there are other forms of competition. At the present time, the principal form of competition for residential and small commercial customers is from companies providing other sources of energy, including electricity.

         In November 2000, PGS implemented its "NaturalChoice" program that offers unbundled transportation service to all non-residential customers. This means that non-residential customers can purchase commodity gas from a third party but continue to pay PGS for the transportation of the gas. Because PGS earns margins on the distribution of gas, but not on the commodity itself, this program is not expected to negatively impact PGS results.

         Competition is most prevalent in the large commercial and industrial markets. In recent years, these classes of customers have been targeted by companies seeking to sell gas directly, by transporting gas through other facilities, thereby bypassing PGS facilities. In response to this competition, various programs have been developed including the provision of transportation services at discounted rates.

         In general, PGS faces competition from other energy source suppliers offering fuel oil, electricity and in some cases, propane. PGS has taken actions to retain and expand its commodity and transportation business, including managing costs and providing high-quality service to customers.

         In March 2000, the franchise agreement between the city of Lakeland
(City) and PGS expired. The city has initiated legal proceedings seeking a declaration of the city's rights to acquire the PGS facilities under the franchise. PGS has filed defenses and counter claims and a hearing is scheduled for March 2001. While PGS believes it is best suited to serve these customers, it cannot at this time predict the ultimate outcome of these activities.

         PGS is continuing to serve under substantially the same terms as contained in the franchise in the absence of other rules and regulations being adopted by the city. The Lakeland franchise contributed about $4 million of net revenue to PGS results in 2000.

CAPITAL INVESTMENTS

         TECO Energy's 2000 capital expenditures of $688 million included $267 million for Tampa Electric, $82 million for Peoples Gas System and $339 million for the unregulated companies. Tampa Electric invested $164 million in 2000 for equipment and facilities to meet its growing customer base and generating equipment maintenance, $50 million for the repowering and conversion of the coal-fired Gannon to the natural gas-fired Bayside Station (see the Environmental Compliance section) and $53 million toward the construction of Polk Units Two and Three, which are natural gas and No. 2 oil-fired combustion turbines. Capital expenditures for Peoples Gas System were approximately $64 million for system expansion, including approximately $21 million related to its Southwest Florida expansion, and approximately $18 million for maintenance of the existing system. TECO Transport invested $21 million in 2000 for equipment additions and normal equipment replacement. TECO Coal spent $64 million, which includes $40 million for the acquisition and relocation of two synthetic fuel production plants, $20 million for the acquisition of the Perry County Coal Company assets and the balance for normal equipment replacements. TECO Power Services' capital expenditures totaled $243 million related to the Commonwealth Chesapeake Power Station, the Dell and McAdams Power Stations and the expansion of the Hardee Power Station. These amounts do not include expenditures associated with investments in and loans to unconsolidated affiliates of $327 million, which are described in Investment Activity.

         TECO Energy estimates total capital investments for ongoing operations to be $1.3 billion for 2001 and $2.7 billion during the 2002-2005 period.

         For 2001, Tampa Electric expects to spend $373 million, consisting of $167 million for the repowering project at the Gannon Station, $20 million in construction costs on Polk Unit Three and $186 million to support system growth and generation reliability. At the end of 2000, Tampa Electric had outstanding commitments of about $300 million for the repowering project. Tampa Electric's total capital expenditures over the 2002-2005 period are projected to be $1.1 billion, including $19 million for generation expansion and $459 million for the repowering project.

         Capital expenditures for Peoples Gas System are expected to be about $73 million in 2001 and $251 million during the 2002-2005

[MANAGEMENT'S DISCUSSION AND ANALYSIS]

period. Included in these amounts are approximately $45 million annually for revenue-producing projects associated with normal system growth and expansion. The remainder represents expenditures for ongoing maintenance capital.

         TECO Power Services expects to invest $833 million in 2001 for construction of Phase 2 of the Commonwealth Chesapeake Power Station, the construction of the Dell and McAdams Power Stations and the acquisition of the Frontera Power Station. Commitments of $475 million at the end of 2000 were mainly for the construction of the Dell and McAdams Power Stations. A significant amount of the capital expenditures for TPS is expected to be financed with non-recourse project financing.

         Estimates for TPS include equity contributions to projects of unconsolidated affiliates. These amounts, consisting primarily of equity investments in the El Dorado and Gila River Power Stations, are estimated at $1.1 billion, which includes commitments of $796 million at the end of 2000. Capital investment estimates reflect committed projects and do not take into account future opportunities that may emerge.

         The other unregulated companies expect to invest $68 million in 2001 and $191 million during the 2002-2005 period. Included in these amounts is normal renewal and replacement capital including coal mining equipment and river barges.

         See the Liquidity, Capital Resources section for a description of TECO Energy's plans to finance these capital investments.


INVESTMENT ACTIVITY

         At Dec. 31, 2000, TECO Energy had $99.6 million in cash, cash equivalents and short-term investments, compared to $97.5 million at year-end 1999.

         Year-end cash balances were higher than normal in both years. At the end of 2000, cash balances included the proceeds from TPS Dec. 29, 2000 lease transaction, which were applied to short-term debt balances in 2001. See Financing Activity section.

         Cash was higher at the end of 1999 to fund cash needs for the first several weeks of 2000 in anticipation of "Y2K" related tight credit markets.

         Other investments of $414 million include notes receivable from unconsolidated affiliates and investments in leveraged leases; $223 million of the notes receivable mature within one year. Notes receivable from unconsolidated affiliates increased $327 million in 2000, mainly due to the Panda Energy Projects at TPS. These amounts are expected to increase during the first quarter of 2001 until project financing is completed and the advances are repaid.

         Investments in unconsolidated affiliates of $187.5 million at Dec. 31, 2000 increased from $103.3 million last year. The balances include TPS ownership interests in EEGSA and EGI, and TECO Propane Ventures' 38 percent interest in USPropane. Activity in 2000 was largely associated with the EGI and US Propane transactions.

         The continuing investment in leveraged leases was $22 million at Dec. 31, 2000, down from $49 million last year, reflecting the sale of several leases in 2000 and the adjustment of residual equipment values. The company has made no investment in leveraged leases since 1989 and is considering selling additional leveraged lease positions.

FINANCING ACTIVITY

         TECO Energy's 2000 year-end capital structure, excluding the effect of unearned compensation, was 62 percent debt, 4 percent trust preferred securities and 34 percent common equity. TECO Power Services typically finances its power projects at commercial operation with non-recourse project debt. Excluding this non-recourse debt of $258 million, the year-end capital structure was 60 percent debt, 5 percent trust preferred securities and 35 percent common equity.

Credit Ratings/Senior Debt         Fitch        Moody's       Standard & Poor's
-------------------------------------------------------------------------------
Tampa Electric                      AA            Aa2                A
TECO Finance /
TECO Energy                         A             A1                 A-
-------------------------------------------------------------------------------

         In July and October 2000, Fitch Investor Services, Inc. and Standard & Poor's Ratings Services, respectively, lowered the ratings on the debt securities of TECO Energy and Tampa Electric. Each rating agency indicated that the rating outlook remained negative.

         In addition, in November 2000, Moody's Investor Service, Inc. placed the ratings of these securities on review for possible down-grade. These actions were attributed to increased debt levels and changing risk profile associated with the expansion of TECO Energy's independent power development activities, as well as the required capital outlays of Tampa Electric and the uncertainties related to industry restructuring.

         Execution of the company's business strategy will increase the proportion of unregulated power generation in TECO Energy's business mix. The company continues to evaluate the financial policies required for this more competitive business environment in order to maintain appropriate credit ratings for both Tampa Electric and TECO Energy. The objective for both TECO Energy and Tampa Electric is to maintain strong credit ratings that provide the companies with continued access to the commercial paper markets.

         In November 2000, TECO Energy filed a shelf registration statement for the issuance of up to $1.2 billion of debt, equity and hybrid securities. Of the total amount, $200 million reflects the unused balance from a prior registration statement.

         TECO Energy expects to issue about $200 million of common equity in the first half of 2000, depending on market conditions, to fund the growth of its businesses. Additional equity is expected to be issued in the 2002 or 2003.

         In December 2000, TECO Energy issued $200 million of retail trust preferred securities (TRuPS) to strengthen its capital structure. These securities were issued at a $25 per share par value and an 8.5% coupon with distribution payable quarterly. These securities have a January 31, 2041 maturity date but are callable at par after December 20, 2005.

         In September 2000, TECO Energy issued $200 million of remarketed notes, due 2015. The notes, which bear an initial coupon rate of 7.0%, are subject to mandatory tender on Oct. 1, 2002. Net proceeds were $206.3 million, which included a premium paid to TECO Energy by the remarketing agent for the right to purchase and remarket the notes in 2002. If this right is exercised, for the following 10 years the notes will bear interest at 5.86% plus a premium based on TECO Energy's then-current credit spread above United States Treasury Notes with 10 years to maturity.

         In August 2000, Tampa Electric Company issued $150 million of remarketed notes, due 2015. The notes, which bear an initial coupon rate of 7.37% are subject to mandatory tender on Sept. 1, 2002, at which time they will be remarketed or redeemed. Net proceeds were $154.2 million, which included a premium paid to Tampa Electric by the remarketing agent for the right to purchase and remarket the notes in 2002. If this right is exercised, for the following 10 years the notes will bear interest at 5.75% plus a premium based on Tampa Electric Company's then-current credit spread above United States Treasury Notes with 10 years to maturity.

         TPS on Dec. 29, 2000, sold to a third party and leased back certain non-integral equipment at its Hardee Power Station in a transaction structured as an operating lease with a term of 12 years.

         In October 2000, TPS converted the construction debt relating to its San Jose project to $82 million of non-recourse financing, and issued $32 million of 10-year notes with a coupon rate of 9.63%. These notes are guaranteed by the Overseas Private Investment Corp. (OPIC).

         Proceeds from these issues were used to repay short-term debt and for general corporate purposes.

         In September 1999, TECO Energy announced a program for the repurchase of up to $150 million of its outstanding common stock. During 1999, the company acquired 5.4 million shares at a cost of $114.8 million. In 2000, the company acquired an additional 1.6 million shares for $31.2 million. The average price per share paid for the 7.0 million shares repurchased was $20.55.

         TECO Energy is exposed to changes in interest rates primarily as a result of its borrowing activities. Based on the financing plans discussed in the Liquidity, Capital Resources section, a hypothetical 10-percent increase in TECO Energy's weighted average interest rate on its variable rate debt would have an estimated $2 million impact on TECO Energy's earnings over the next fiscal year.

         A hypothetical 10-percent change in interest rates would not have a significant impact on the estimated fair value of TECO Energy's long-term debt at Dec. 31, 2000.

         Based on policies and procedures approved by the Board of Directors, from time to time TECO Energy enters into futures, swaps and option contracts to moderate its exposure to interest rate changes, to hedge the selling price for its physical production at TECO Coalbed Methane, to limit exposure to gas price increases at the regulated natural gas utility and to limit exposure to fuel price increases at TECO Transport. The benefits of these arrangements are at risk only in the event of non-performance by the other party to the agreement, which the company does not anticipate.

         As TECO Power Services develops its merchant power plant portfolio, the company may utilize futures, swaps and option contracts in connection with the marketing of power in order to reduce the variability of electricity selling prices.

         TECO Energy does not use derivatives or other financial instruments for speculative purposes.

LIQUIDITY, CAPITAL RESOURCES

         TECO Energy and its operating companies met cash needs during 2000 with a balance of internally generated funds, short- and long-term borrowings and retail trust preferred securities. Cash needs in 1999 were met with internally generated funds and short-term borrowings.

         TECO Energy anticipates that internally generated funds will substantially meet its capital requirements for ongoing operations and commitments in the 2001-2005 period, excluding the TECO Power Services projects announced in 2000. TECO Power Services expects to finance the construction of the Dell, McAdams, El Dorado and Gila River projects with approximately 60 percent non-recourse debt. Recourse project debt will fund the balance of construction, to be repaid at or before commercial operation with a combination of TECO Energy debt, equity or hybrid securities. See the Investment Considerations section.

         TECO Energy expects to issue about $200 million of common equity in the first half of 2000, depending on market conditions, to fund the growth of its operating companies. Additional equity is expected to be issued in the 2002 or 2003 period when certain large TECO Power Services projects achieve commercial operation.

         Notes payable, representing commercial paper with maturities up to 75 days, totaled $1.2 billion at Dec. 31, 2000. The company expects to reduce these balances to approximately $300 million in early 2001 with the proceeds of the common equity issuance, project construction financing and longer term debt issues for TECO Energy and Tampa Electric.

         At Dec. 31, 2000, TECO Energy had bank credit lines of $485 million, all of which are undrawn and available. The company expects to expand the size of its credit facility in 2001.

[MANAGEMENT'S DISCUSSION AND ANALYSIS]

INVESTMENT CONSIDERATIONS

         The following are certain factors that could affect TECO Energy's future results. They should be considered in connection with evaluating forward-looking statements contained in this report and otherwise made by or on behalf of TECO Energy, since these factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements.

         GENERAL ECONOMIC CONDITIONS. The company's businesses are dependent on general economic conditions. In particular, the projected growth in Tampa Electric's service area and in Florida is important to the realization of Tampa Electric's and Peoples Gas System's forecasts for annual energy sales growth. An unanticipated downturn in the local area's or Florida's economy could adversely affect Tampa Electric's or the Peoples Gas System's expected performance.

         The activities of the unregulated businesses, particularly TECO Transport, TECO Coal and TECO Power Services are also affected by general economic conditions in the respective industries and geographic areas they serve, both nationally and internationally. TPS' investments in international distribution companies are dependent on growth in the service areas and forecasts for annual energy sales growth.

         WEATHER VARIATIONS. Most of TECO Energy's businesses are affected by variations in general weather conditions and unusually severe weather. Tampa Electric's, Peoples Gas System's and TECO Power Services' energy sales are particularly sensitive to variations in weather conditions. The TECO Energy companies forecast energy sales on the basis of normal weather, which represents a long-term historical average. Significant variations from normal weather could have a material impact on energy sales. Unusual weather, such as hurricanes, could also have an effect on operating costs as well as sales.

         Peoples Gas System is more weather sensitive, with a single winter peak period, than Tampa Electric, with both summer and winter peak periods. Mild winter weather in Florida can be expected to negatively impact results at the Peoples Gas System.

         Variations in weather conditions also affect the demand and prices for the commodities sold by TECO Coalbed Methane and TECO Coal and electric power sales from TECO Power Services' merchant power plants. TECO Transport also is impacted by weather because of its effects on the supply of and demand for the products transported. Severe weather conditions that could interrupt or slow service and increase operating costs also affect these businesses.

         POTENTIAL COMPETITIVE CHANGES. The electric industry has been undergoing certain restructuring. Competition in wholesale power sales has been introduced on a national level. Some states have mandated or encouraged competition at the retail level, and in some situations required divestiture of generating assets. While there is active wholesale competition in Florida, the retail electric business has remained substantially free from direct competition. Changes in the competitive environment occasioned by legislation, regulation, market conditions or initiatives of other electric power providers, however, particularly with respect to retail competition, could adversely affect Tampa Electric's business and its performance.

         The gas distribution industry has been subject to competitive forces for several years. Gas services provided by Peoples Gas System are now unbundled for all non-residential customers. Because Peoples Gas System earns margins on distribution of gas, but not on the commodity itself, unbundling has not negatively impacted Peoples Gas System results. However, future structural changes cannot be predicted and could adversely affect Peoples Gas System.

         REGULATORY ACTIONS. Tampa Electric and Peoples Gas System operate in highly regulated industries. Their retail operations, including the prices charged, are regulated by the Florida Public Service Commission, and Tampa Electric's wholesale power sales and transmission services are subject to regulation by Federal Energy Regulatory Commission. Changes in regulatory requirements or adverse regulatory actions could have an adverse effect on Tampa Electric's or Peoples Gas System's performance by, for example, increasing competition or costs, threatening investment recovery or impacting rate structure.

         The merchant plants being developed by TECO Power Services will require authorization from FERC for market-based rates. In granting such a request, FERC typically requires a showing that the plant's owners and affiliates lack market power in the relevant generation and transmission markets and in markets for related commerce such as fuel. Obtaining FERC authority for market-based rates would also require a showing by the seller that there is no opportunity for abusive affiliate transactions involving any of TECO Power Services' regulated affiliates. TECO Power Services does not anticipate any material difficulties in obtaining these authorizations, but it cannot guarantee that they will be granted.

         TECO Coal's forecast includes Section 29 tax credits related to the production of non-conventional fuels. Future changes in tax law or interpretative action by the U.S. Treasury could impact TECO Coal's quantity of qualified synfuels production and therefore the amount of available tax credits.

         COMMODITY PRICE CHANGES. Most of TECO Energy's businesses are sensitive to changes in certain commodity prices which could be brought on by many factors. Such changes could affect the prices these businesses charge, their operating costs and the competitive position of their products and services.

         In the case of Tampa Electric, currently fuel costs used for generation are mostly affected by the cost of coal; future fuel costs will be impacted by the cost of natural gas as well as coal. Tampa Electric is able to recover the cost of fuel through retail customers' bills, but increases in fuel costs affect electric prices and therefore the competitive position of electricity against other energy sources. Regarding wholesale sales, the ability to make sales and the margins on power sales are currently affected by the cost of coal to Tampa Electric, particularly as it relates to the cost of gas and oil to other power producers.

         In the case of Peoples Gas System, costs for purchased gas and pipeline capacity are recovered through retail customers' bills, but increases in gas costs affect total retail prices and therefore the competitive position of Peoples Gas System relative to electricity, other forms of energy and other gas suppliers.

         At the diversified companies, changes in gas, oil and coal prices directly affect the margins at TECO Power Services, TECO Coalbed Methane, TECO Coal, TECO Transport and TECO Propane Ventures. TECO Coalbed Methane is exposed to commodity price risk through the sale of natural gas. A hypothetical 10 percent change for the year in the market price of natural gas would have an estimated earnings impact of $3-million. TECO Coal is exposed to commodity price risk through coal sales. A hypothetical 10 percent change in the market price of coal in any one year would have an estimated earnings impact of between $15 million and $20 million. TECO Transport is exposed to commodity price risk through fuel purchases. A hypothetical 10 percent change in the market price of fuel in any one year would have an estimated earnings impact of $1 million.

         At TECO Power Services, the price paid for natural gas is expected to pass through to the customer. In those instances where these costs are not passed directly to the customer, the price of gas is expected to be reflected in the price charged to the customer for electricity.

         GAS PRODUCTION LEVELS. Results at TECO Coalbed Methane are affected by its level of production, which is naturally declining. The company's forecast assumes that production will decline 6 to 8 percent annually. Actual production levels may be different than those assumed.

         BUSINESS GROWTH OPPORTUNITIES. Part of the company's business strategy is to grow its unregulated business. Much of its longer-term growth is dependent on the ability to find attractive acquisition and development opportunities and independent power projects. The company's ability to successfully finance and complete current and future projects on schedule and within budget may also affect the success of this strategy. The company's long-range outlook is based on its expectation that it will be successful in finding and capitalizing on these acquisition and development opportunities and independent power projects, but there can be no assurance that its efforts will be successful.

         CONSTRUCTION RISKS. Tampa Electric currently has new power plants under construction and existing facilities under conversion and TECO Power Services has new power plants under development and construction. The construction of these plants as well as future construction projects involve risks, such as shortages and inconsistent qualities of equipment; material and labor; engineering problems; work stoppages; unanticipated cost increases and environmental or geological problems.

         MERCHANT POWER PLANTS. TECO Power Services is currently operating, developing, constructing and investing in merchant power plants. A merchant plant sells power based on market conditions at the time of sale, so there can be no certainty at present about the amount or timing of revenue that may be received from power sales from operating plants or about the differential between the cost of operations (in particular, natural gas prices) and merchant power sales revenue. With no guaranteed rate of return, TECO Power Services will also have no guarantee that it will recover its initial investment in these plants. The company's forecasts assume that TECO Power Services will avoid losses associated with these risks by building in well-established markets that enables the company to use established hedging mechanisms, hiring an experienced, investment-grade power marketer, avoiding selling short and entering into non-energy related sales to offset potential operational risks.

         INTEREST RATES AND ACCESS TO CAPITAL. Changes in interest rates can affect the cost of borrowing for TECO Energy and its subsidiaries on variable rate debt outstanding, on refinancing of debt maturities and on incremental borrowing to fund new investments. Included in the company's forecasts is the expectation that it will have access to sufficient capital on satisfactory terms to fund growth opportunities including acquisition and development opportunities and independent power projects.

         TECO Power Services expects to finance the approximately $3 billion required for the construction of its new merchant plants with a combination of recourse and non-recourse construction financing and contributions from TECO Energy. Upon commercial operation of these projects, TPS anticipates that the non-recourse borrowings, representing approximately 60 percent of the total, will convert to longer-term non-recourse project debt, and any recourse borrowings will be repaid with contributions from TECO Energy. Because funding is dependent on many factors, including the success of these plants upon commencement of commercial operations, the company also cannot guarantee that a portion of this debt can be funded in the future by alternate sources. The source of these contributions is expected to be a combination of TECO Energy debt, equity or hybrid securities. Although the company anticipates that this funding will be available on acceptable terms, it cannot guarantee that this will be the case.

         In July and October 2000, Fitch Investor Services, Inc. and under Standard & Poors Ratings Services, respectively, lowered the ratings on the debt securities of TECO Energy and Tampa Electric. Each rating agency indicated that the rating outlook remained negative. In addition, in November 2000, Moody's Investor Service, Inc., placed the ratings of these securities on review for possible downgrade. These actions were attributed to increased debt levels and the changing risk profile associated with the expansion of TECO Energy's independent power development activities, as well as the required capital outlays of Tampa Electric and the uncertainties related to industry restructuring. These downgrades and any further downgrades, may affect the company's ability to borrow and increase its financing cost which may decrease earnings.

         INTERNATIONAL RISKS. TECO Power Services is involved in several international projects. These projects involve numerous risks that are not present in domestic projects, including expropriation, political instability, currency exchange rate fluctuations, repatriation restrictions, and regulatory and legal uncertainties. The company's financial forecast assumes that TECO Power Services will avoid losses associated with these risks through a variety of risk mitigation measures, including specific contractual provisions, teaming with strong international and local partners, obtaining non-recourse financing and obtaining political risk insurance where appropriate.

         ENVIRONMENTAL MATTERS. TECO Energy's businesses are subject to regulation by various governmental authorities dealing with air, water and other environmental matters. Changes in compliance requirements or the interpretation by governmental authorities of existing requirements may impose additional costs on the company or result in the curtailment of some activities.

       INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA



                                                                           Page
                                                                            No.
                                                                           ----

Consolidated Balance Sheets, Dec. 31, 2000 and 1999                         23

Consolidated Statements of Income for the years ended
       Dec. 31, 2000, 1999 and 1998                                         24

Consolidated Statements of Cash Flows for the years ended
       Dec. 31, 2000, 1999 and 1998                                         25

Consolidated Statements of Equity for the years ended
       Dec. 31, 2000, 1999 and 1998                                         26

Notes to Consolidated Financial Statements                                 27-43

Report of Independent Certified Public Accountants                          44

[CONSOLIDATED BALANCE SHEETS]


ASSETS
                                                                     Dec. 31,
(MILLIONS)                                                    2000              1999
--------------------------------------------------------------------------------------
Current assets
Cash and cash equivalents                                 $     99.6        $     97.5
Receivables, less allowance for uncollectibles                 360.3             261.9
Current notes receivable                                       223.1                --
Inventories, at average cost
  Fuel                                                          67.3              84.0
  Materials and supplies                                        77.2              69.5
Prepayments                                                     22.4              18.9
--------------------------------------------------------------------------------------
  Total current assets                                         849.9             531.8
--------------------------------------------------------------------------------------

Property, plant and equipment (at original cost)
Utility plant in service
  Electric                                                   4,523.1           4,140.9
  Gas                                                          632.1             590.0
Construction work in progress                                  332.2             291.1
Other property                                               1,073.0           1,042.4
--------------------------------------------------------------------------------------
                                                             6,560.3           6,064.4
Accumulated depreciation                                     2,590.3           2,436.6
--------------------------------------------------------------------------------------
Total property, plant and equipment (net)                    3,970.1           3,627.8
--------------------------------------------------------------------------------------

Other assets
Other investments                                              191.3             117.2
Investment in unconsolidated affiliates                        187.5             103.3
Deferred income taxes                                          116.3             106.8
Deferred charges and other assets                              361.1             203.2
--------------------------------------------------------------------------------------
  Total other assets                                           856.2             530.5
--------------------------------------------------------------------------------------
  Total assets                                            $  5,676.2        $  4,690.1
--------------------------------------------------------------------------------------


LIABILITIES AND CAPITAL
                                                                     Dec. 31,
(MILLIONS)                                                    2000              1999
--------------------------------------------------------------------------------------
Current liabilities
Long-term debt due within one year                        $    237.3        $    155.8
Notes payable                                                1,208.9             813.7
Accounts payable                                               274.8             218.1
Customer deposits                                               82.4              80.7
Interest accrued                                                41.9              16.4
Taxes accrued                                                   54.5              36.9
--------------------------------------------------------------------------------------
  Total current liabilities                                  1,899.8           1,321.6

Other liabilities
Deferred income taxes                                          445.2             509.4
Investment tax credits                                          36.9              41.7
Regulatory liability - tax related                              10.0              13.3
Other deferred credits                                         202.8             178.5
Long-term debt, less amount due within one year              1,374.6           1,207.8
Redeemable preferred securities                                200.0                --

Capital
Common equity                                                1,559.5           1,472.5
Unearned compensation                                          (52.6)            (54.7)
--------------------------------------------------------------------------------------
  Total liabilities and capital                           $  5,676.2        $  4,690.1
--------------------------------------------------------------------------------------


The accompanying notes are an integral part of the consolidated financial statements.

[CONSOLIDATED STATEMENTS OF INCOME]


                                                                            Year Ended Dec. 31,
(MILLIONS)                                                          2000           1999            1998
---------------------------------------------------------------------------------------------------------
Revenues                                                        $ 2,295.1       $ 1,983.0       $ 1,955.7
---------------------------------------------------------------------------------------------------------
Expenses
  Operation                                                       1,322.1         1,053.0         1,043.1
  Maintenance                                                       140.0           125.3           128.9
  Depreciation                                                      268.2           232.2           233.0
  Taxes, other than income                                          151.2           148.9           149.4
     Total expenses                                               1,881.5         1,559.4         1,554.4
---------------------------------------------------------------------------------------------------------
Income from operations                                              413.6           423.6           401.3
---------------------------------------------------------------------------------------------------------

Other income (expense)
  Allowance for other funds used during construction                  1.6             1.3              --
  Other income (expense)                                             21.1           (13.3)           (9.5)
---------------------------------------------------------------------------------------------------------
     Total other income (expense)                                    22.7           (12.0)           (9.5)
---------------------------------------------------------------------------------------------------------
  Income before interest and income taxes                           436.3           411.6           391.8
---------------------------------------------------------------------------------------------------------

Interest charges
  Interest expense                                                  167.6           124.2           104.3
  Allowance for borrowed funds used during construction              (0.7)           (0.5)             --
---------------------------------------------------------------------------------------------------------
     Total interest charges                                         166.9           123.7           104.3
---------------------------------------------------------------------------------------------------------
Income before provision for income taxes                            269.4           287.9           287.5
Provision for income taxes                                           18.5            87.0            83.3
---------------------------------------------------------------------------------------------------------
Net income from continuing operations                               250.9           200.9           204.2

Net loss from discontinued operations,
  net of income tax benefit of $1.4 million and
  $2.3 million for 1999 and 1998, respectively                         --            (2.5)           (3.8)

Gain (Loss) on disposal of discontinued operations,
  net of income tax benefit of $7.4 million for 1999 and
  income tax expense of $3.9 million for 1998                          --           (12.3)            6.1
---------------------------------------------------------------------------------------------------------
Net income                                                      $   250.9       $   186.1       $   206.5
---------------------------------------------------------------------------------------------------------

Average common shares outstanding during year                       125.9           131.0           131.7
---------------------------------------------------------------------------------------------------------
Earnings per average common share outstanding
From continuing operations
  - Basic                                                       $    1.99       $    1.53       $    1.55
  - Diluted                                                     $    1.97       $    1.53       $    1.54

Net Income
  - Basic                                                       $    1.99       $    1.42       $    1.57
  - Diluted                                                     $    1.97       $    1.42       $    1.56
---------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

[CONSOLIDATED STATEMENTS OF CASH FLOWS]


                                                                             Year Ended Dec. 31,
(MILLIONS)                                                             2000           1999         1998
---------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                         $  250.9       $  186.1     $  206.5
  Adjustments to reconcile net income to net cash
   from operating activities
     Depreciation                                                       268.2          232.2        233.0
     Deferred income taxes                                              (77.6)         (15.3)        14.6
     Investment tax credits, net                                         (4.8)          (5.0)        (5.0)
     Allowance for funds used during construction                        (2.3)          (1.8)          --
     Amortization of unearned compensation                                9.2            9.1          7.8
     Gain on propane business disposal/sale, pretax                     (13.6)            --           --
     Loss (gain) on disposal of discontinued operations, pretax            --           19.8        (10.0)
     Equity in earnings of unconsolidated affiliates                     (6.7)           1.8           --
     Asset valuation adjustment, pretax                                  14.2             --           --
     Deferred revenue                                                      --           11.9        (38.3)
     Deferred recovery clause                                           (68.7)         (38.2)        17.4
     Refund to customers                                                (13.2)            --           --
     Charges (discussed in Note M)                                         --           21.1         31.1
     Receivables, less allowance for uncollectibles                     (92.1)         (25.3)        (2.0)
     Inventories                                                          7.5            5.0        (13.5)
     Taxes accrued                                                       17.6           31.7         (8.8)
     Interest accrued                                                    25.5           (7.2)        (7.7)
     Accounts payable                                                    42.6          (25.3)        47.3
     Other                                                               24.5          (19.3)        23.0
---------------------------------------------------------------------------------------------------------
                                                                        381.2          381.3        495.4
---------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures                                                   (688.4)        (426.1)      (296.1)
Allowance for funds used during construction                              2.3            1.8           --
Purchase of minority interest                                           (52.6)         (49.1)          --
Purchase of mechanical contracting business                             (26.2)            --           --
Net proceeds from sale of assets                                         61.3            1.0         37.5
Investment in unconsolidated affiliates                                  (5.1)          (2.6)      (135.1)
Other non-current investments                                          (336.0)         (29.9)         2.8
---------------------------------------------------------------------------------------------------------
                                                                     (1,044.7)        (504.9)      (390.9)
---------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Common stock                                                             18.3            0.3          6.7
Purchase of treasury stock                                              (29.9)        (114.8)          --
Proceeds from long-term debt                                            394.9           28.0        201.2
Repayment of long-term debt                                            (145.6)         (35.2)       (16.2)
Net increase (decrease) in short-term debt                              395.3          494.7       (128.5)
Issuance of redeemable preferred securities                             200.0             --           --
Dividends                                                              (167.4)        (168.8)      (161.4)
---------------------------------------------------------------------------------------------------------
                                                                        665.6          204.2        (98.2)
---------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                      2.1           80.6          6.3
Cash and cash equivalents at beginning of year                           97.5           16.9         10.6
---------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                             $   99.6       $   97.5     $   16.9
---------------------------------------------------------------------------------------------------------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for
  Interest (net of amounts capitalized)                              $  166.7       $  116.9     $   99.3
  Income taxes                                                       $   83.9       $   62.1     $   66.2
---------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

[CONSOLIDATED STATEMENTS OF COMMON EQUITY]


                                                                  Common      Additional    Treasury
(MILLIONS)                                             Shares(1)   Stock   Paid-in Capital   Stock
----------------------------------------------------------------------------------------------------
Balance, Dec. 31, 1997                                   130.9     $130.9      $356.7        $   --

Net income for 1998
Common stock issued                                        0.5        0.5         7.2
Common stock issued--
    Griffis, Inc. merger                                   0.6        0.6
Cash dividends declared
Amortization of unearned compensation
Tax benefits-ESOP dividends and stock options                                     0.7
----------------------------------------------------------------------------------------------------
Balance, Dec. 31, 1998                                   132.0      132.0       364.6            --

Net income for 1999
Other comprehensive income (loss), after tax
Common stock issued                                        0.1        0.1         2.6
Treasury shares purchased                                 (5.4)                               (114.8)
Cash dividends declared
Amortization of unearned compensation
Tax benefits-ESOP dividends and stock options                                     1.7
----------------------------------------------------------------------------------------------------
Balance, Dec. 31, 1999                                   126.7      132.1       368.9         (114.8)

Net income for 2000
Other comprehensive income, after tax
Common stock issued                                        1.2        1.2        26.8
Treasury shares purchased                                 (1.6)                                (29.9)
Cash dividends declared
Amortization of unearned compensation
Tax benefits-ESOP dividends and stock options                                     1.6
Performance shares

Balance, Dec. 31, 2000                                   126.3     $133.3      $397.3        $(144.7)


                                                                    Other
                                                       Retained  Comprehensive   Unearned   Total Common
(MILLIONS)                                             Earnings  Income (Loss) Compensation    Equity
--------------------------------------------------------------------------------------------------------
Balance, Dec. 31, 1997                                 $1,024.6      $  --        $(67.5)     $1,444.7

Net income for 1998                                       206.5                                  206.5
Common stock issued                                                                 (1.7)          6.0
Common stock issued--
    Griffis, Inc. merger                                    0.8                                    1.4
Cash dividends declared                                  (161.4)                                (161.4)
Amortization of unearned compensation                                                7.8           7.8
Tax benefits-ESOP dividends and stock options               2.1                                    2.8
--------------------------------------------------------------------------------------------------------
Balance, Dec. 31, 1998                                  1,072.6         --         (61.4)      1,507.8

Net income for 1999                                       186.1                                  186.1
Other comprehensive income (loss), after tax                          (5.5)                       (5.5)
Common stock issued                                                                 (2.4)          0.3
Treasury shares purchased                                                                       (114.8)
Cash dividends declared                                  (168.8)                                (168.8)
Amortization of unearned compensation                                                9.1           9.1
Tax benefits-ESOP dividends and stock options               1.9                                    3.6
--------------------------------------------------------------------------------------------------------
Balance, Dec. 31, 1999                                  1,091.8       (5.5)        (54.7)      1,417.8

Net income for 2000                                       250.9                                  250.9
Other comprehensive income, after tax                                  2.0                         2.0
Common stock issued                                                                 (3.9)         24.1
Treasury shares purchased                                                                        (29.9)
Cash dividends declared                                  (167.4)                                (167.4)
Amortization of unearned compensation                                                9.2           9.2
Tax benefits-ESOP dividends and stock options               1.8                                    3.4
Performance shares                                                                  (3.2)         (3.2)
------------------------------------------------------------------------------------------------------
Balance, Dec. 31, 2000                                 $1,177.1      $(3.5)       $(52.6)     $1,506.9
------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

(1) TECO Energy had 400 million shares of $1 par value common stock authorized in 2000, 1999 and 1998.

[NOTES TO CONSOLIDATED FINANCIAL STATEMENTS]

A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

         The significant accounting policies for both utility and diversified operations are as follows:

         The consolidated financial statements include the accounts of TECO Energy, Inc. (TECO Energy or the company) and its wholly owned subsidiaries.

         The equity method of accounting is used to account for investments in partnership arrangements in which TECO Energy or its subsidiary companies do not have majority ownership or exercise control.

         The proportional share of expenses, revenues and assets reflecting TECO Coalbed Methane's undivided interest in joint venture property is included in the consolidated financial statements.

         All significant intercompany balances and intercompany transactions have been eliminated in consolidation.

BASIS OF ACCOUNTING

         Tampa Electric and Peoples Gas System (the regulated utilities) maintain their accounts in accordance with recognized policies prescribed or permitted by the Florida Public Service Commission (FPSC). In addition, Tampa Electric maintains its accounts in accordance with recognized policies prescribed or permitted by the Federal Energy Regulatory Commission (FERC). These policies conform with generally accepted accounting principles in all material respects.

         The impact of Financial Accounting Standard (FAS) No. 71, Accounting for the Effects of Certain Types of Regulation, has been minimal in the experience of the regulated utilities, but when cost recovery is ordered over a period longer than a fiscal year, costs are recognized in the period that the regulatory agency recognizes them in accordance with FAS 71. Also as provided in FAS 71, Tampa Electric has deferred revenues in accordance with the various regulatory agreements approved by the FPSC in 1995, 1996 and 1999. Revenues were recognized as allowed in 1997, 1998 and 1999 under the terms of the agreements.

         The regulated utilities' retail business is regulated by the FPSC, and Tampa Electric's wholesale business is regulated by FERC. Prices allowed, with respect to Tampa Electric, by both agencies are generally based on the recovery of prudent costs incurred plus a reasonable return on invested capital.

         The use of estimates is inherent in the preparation of financial statements in accordance with generally accepted accounting principles.

REVENUES AND FUEL COSTS

         Revenues include amounts resulting from cost recovery clauses which provide for monthly billing charges to reflect increases or decreases in fuel, purchased capacity, conservation and environmental costs for Tampa Electric and purchased gas, interstate pipeline capacity and conservation costs for Peoples Gas System. These adjustment factors are based on costs projected for a specific recovery period. Any over-recovery or under-recovery of costs plus an interest factor are taken into account in the process of setting adjustment factors for subsequent recovery periods. Over-recoveries of costs are recorded as deferred credits, and under-recoveries of costs are recorded as deferred charges.

         In 1994, Tampa Electric bought out a long-term coal supply contract which would have expired in 2004 for a lump sum payment of $25.5 million and entered into two new contracts with the supplier. The coal supplied under the new contracts is competitive in price with coal of comparable quality. As a result of this buyout, Tampa Electric customers will benefit from anticipated net fuel savings of more than $40 million through the year 2004. In February 1995, the FPSC authorized the recovery of the $25.5 - million buy-out amount plus carrying costs through the Fuel and Purchased Power Cost Recovery Clause over the 10-year period beginning April 1, 1995. In each of the years 2000, 1999 and 1998, $2.7 million of buy-out costs were amortized to expense.

         Certain other costs incurred by the regulated utilities are allowed to be recovered from customers through prices approved in the regulatory process. These costs are recognized as the associated revenues are billed.

         The regulated utilities accrue base revenues for services rendered but unbilled to provide a closer matching of revenues and expenses.

         Tampa Electric's objectives of stabilizing prices through 1999 and securing fair earnings opportunities during this period were accomplished through a series of agreements entered into in 1996 with the Florida Office of Public Counsel (OPC) and the Florida Industrial Power Users Group (FIPUG) which were approved by the FPSC. Prior to these agreements, the FPSC approved a plan submitted by Tampa Electric to defer certain 1995 revenues.

         In general, under these agreements Tampa Electric was allowed to defer revenues in 1995 and 1996 during the construction of Polk Unit One and recognize these revenues in 1997 and 1998 after commercial operation of the unit. Other components of the agreements were: a base rate freeze through 1999; refunds to customers totaling $50 million during the period October 1996 through December 1998; elimination of the oil backout tariff as of January 1996, reducing annual revenues by approximately $12 million; and recovery of the capital costs incurred for the Polk Unit One project.

         Under these agreements Tampa Electric's allowed return on equity (ROE) was established at an 11.75 percent midpoint with a range of 10.75 percent to
12.75 percent. Revenues were deferred for use by the company in 1997 and 1998 according to formulas that varied by year based upon the earned ROE. In 1998, all revenues above the top of the ROE range were held for refund to customers.

         In 1995, Tampa Electric deferred $51 million of revenues under this plan. The deferred revenues accrued interest at the 30-day commercial paper rate as specified in the Florida Administrative Code. In 1996, the company deferred $37 million. This amount and the deferred revenues and interest from 1995 (less $25 million of refunds) provided $62 million for recognition by the company in 1997 and 1998.

         Based on FPSC decisions, the company recognized $27 million in 1997 and $34 million in 1998 of the revenues and interest deferred from 1995 and 1996. After recognizing $10 million of interest accrued over the deferral period, the FPSC ordered $11 million plus interest to be refunded to customers in 2000. In November 1999, FIPUG protested the FPSC decisions for both years and requested a hearing to review a wide range of costs incurred by the company over the two-year period. The FPSC ordered that the $11 million refund be withheld with interest until the protest was heard and resolved.

         In August 2000, the FPSC approved a stipulation entered into between Tampa Electric, FIPUG and OPC that provided for a $13 million refund to customers from September through December 2000. This amount generally represented the $11 million refund amount previously determined plus interest.

         As part of its series of agreements with OPC and FIPUG, Tampa Electric also agreed to refund 60 percent of 1999 revenues that

[NOTES TO CONSOLIDATED FINANCIAL STATEMENTS]

contributed to an ROE in excess of 12 percent, as calculated and approved by the FPSC.

         In October 2000, the FPSC staff recommended that Tampa Electric's 1999 refund be $6.1 million including interest, to be refunded to customers beginning Jan. 1, 2001. OPC objected to certain Tampa Electric interest expenses recognized in 1999 associated with prior tax positions and used to calculate the amount to be refunded. Following a review by the FPSC staff, the FPSC agreed in December 2000 that the original $6.1 million was to be refunded to customers. Tampa Electric agreed to begin the refund beginning as early as February 2001 provided OPC does not protest the FPSC decision. The refund was expected by Tampa Electric and was appropriately accounted for in 1999 and 2000. This refund was the last issue remaining under the deferred revenue plan.

         The regulatory arrangements described above covered periods that ended on Dec. 31, 1999. Tampa Electric's rates and its 11.75 percent allowed rate of return on common equity midpoint will continue in effect until such time as changes are occasioned by an agreement approved by FPSC or other FPSC actions as a result of rate or other proceedings initiated by Tampa Electric, FPSC staff or other interested parties. Tampa Electric believes that its currently allowed ROE range is reasonable based on the current interest rate environment and previous FPSC rulings.

DEPRECIATION

         TECO Energy provides for depreciation primarily by the straight-line method at annual rates that amortize the original cost, less net salvage, of depreciable property over its estimated service life. The provision for utility plant in service, expressed as a percentage of the original cost of depreciable property, was 4.1% for 2000, 4.0% for 1999 and 4.1% for 1998.

         The original cost of utility plant retired or otherwise disposed of and the cost of removal less salvage are charged to accumulated depreciation.

GOODWILL

         Goodwill represents the excess of acquisition costs over the fair value of the net assets acquired in purchase transactions. Goodwill is being amortized on a straight-line basis over various periods not exceeding 40 years. The amount of goodwill included in deferred charges on the consolidated balance sheets at Dec. 31, 2000 and 1999, respectively, was $93.1 million and $42.8 million, net of accumulated amortization of $4.7 million and $2.0 million. Significant additions to goodwill in 2000 of $53.0 million resulted primarily from the acquisition of the remaining ownership interest in the San Jose Power Station and the purchase of BCH Mechanical. Amortization of goodwill included in the consolidated statements of income in 2000, 1999 and 1998 was $2.7 million, $0.6 million and $0.5 million, respectively.

ASSET IMPAIRMENT

         The company periodically assesses whether there has been a permanent impairment of its long-lived assets and certain intangibles held and used by the company, in accordance with FAS 121, Accounting for the Impairment of Long-lived Assets and Long-Lived Assets to be Disposed of. In 2000, TECO Properties recorded an after-tax charge of $3.8 million to adjust property values. In 1998, TECO Coal Corporation recorded an after-tax charge of $8.9 million to adjust asset values of certain mining operations. No write-down of assets due to impairment was required in 1999.

REPORTING COMPREHENSIVE INCOME

         In 1999, the company adopted FAS 130, Reporting Comprehensive Income. This standard requires that comprehensive income, which includes net income as well as certain changes in assets and liabilities recorded in common equity, be reported in the financial statements. TECO Energy reported $2.0 million of comprehensive income in 2000 and $5.5 million of comprehensive loss in 1999 related to adjustments to the minimum pension liability associated with the company's supplemental executive retirement plan. There were no components of comprehensive income other than net income for the year ended Dec. 31, 1998. The company has reported accumulated other comprehensive income in its Consolidated Statements of Common Equity.

REPORTING ON THE COSTS OF START-UP ACTIVITIES

         In 1999, the company adopted AICPA Statement of Position (SOP) 98-5, Reporting on the Costs of Startup Activities. It requires costs of startup activities and organization costs to be expensed as incurred. Startup activities are broadly defined as those one-time activities related to events such as opening a new facility, conducting business in a new territory and organizing a new entity. Some costs, such as the costs of acquiring or constructing long-lived assets and bringing them into service, are not subject to SOP 98-5. The costs expensed in 2000 and 1999 in accordance with SOP 98-5 were not significant.

ACCOUNTING FOR CONTRACTS INVOLVED IN ENERGY TRADING AND

RISK MANAGEMENT ACTIVITIES

         In 1998, the FASB's Emerging Issues Task Force (EITF) released Issue 98-10, Accounting for Contracts Involved in Energy Trading and Risk Management Activities, effective for fiscal years beginning after Dec. 15, 1998. EITF 98-10 requires contracts for the purchase and sale of energy commodities that are determined to be trading activities or contracts as defined in the Issue, be valued at market on the balance sheet date, and the resulting gain or loss reflected in earnings. At Dec. 31, 2000 and 1999, the company did not have any contracts for the purchase or sale of energy that would be classified as trading activities as defined in EITF 98-10.

FOREIGN OPERATIONS

         The functional currency of the company's foreign investments is primarily the U.S. dollar. Transactions in the local currency are remeasured to the U.S. dollar for financial reporting purposes. The aggregate remeasurement gains or losses included in net income in 2000, 1999 and 1998 were not significant.

         The investments are generally protected from any significant currency gains or losses by the terms of the power sales agreements and other related contracts, in which payments are defined in U.S. dollars.

DEFERRED INCOME TAXES

         TECO Energy utilizes the liability method in the measurement of deferred income taxes. Under the liability method, the temporary differences between the financial statement and tax bases of assets and liabilities are reported as deferred taxes measured at current tax rates. Tampa Electric and Peoples Gas System are regulated, and their books and records reflect approved regulatory treatment, including certain adjustments to accumulated deferred income taxes and the establishment of a corresponding regulatory tax liability reflecting the amount payable to customers through future rates.

INVESTMENT TAX CREDITS

         Investment tax credits have been recorded as deferred credits and are being amortized to income tax expense over the service lives of the related property.

OTHER DEFERRED CREDITS

         Other deferred credits primarily include the accrued post-retirement benefit liability, the pension liability and minority interest.

ALLOWANCE FOR FUNDS USED DURING CONSTRUCTION (AFUDC)

         AFUDC is a non-cash credit to income with a corresponding charge to utility plant which represents the cost of borrowed funds and a reasonable return on other funds used for construction. The rate used to calculate AFUDC is revised periodically to reflect significant changes in Tampa Electric's cost of capital. The rate was 7.79% for 2000, 1999 and 1998. Total AFUDC for 2000 and 1999 was $2.3 million and $1.8 million, respectively. There were no qualifying projects in 1998. The base on which AFUDC is calculated excludes construction work in progress which has been included in rate base.

INTEREST CAPITALIZED

         Interest costs for the construction of non-utility facilities are capitalized and depreciated over the service lives of the related property.

CASH EQUIVALENTS

         Cash equivalents are highly liquid, high-quality debt instruments purchased with an original maturity of three months or less. The carrying amount of cash equivalents approximated fair market value because of the short maturity of these instruments. The amount of cash equivalents outstanding at Dec. 31, 1999 was $94.2 million. There were no cash equivalents outstanding at Dec. 31, 2000.

OTHER INVESTMENTS

         Other investments include longer-term passive investments.

Other investments at Dec. 31, 2000 and 1999 were as follows:

                                                              DUE
(MILLIONS)                                        RATE        DATE         1999        2000
--------------------------------------------------------------------------------------------
Notes receivable from:
  Panda Energy                                     12%      12/31/02      $ 92.7      $   --
  Panda Energy                                     12%       2/28/01       197.3          --
  Energia Global Int'l (EGI)                     15.4%      12/31/01        23.2          --
  Energia Global Int'l (EGI)                       15%       3/31/01         2.6          --
  Energia Global Int'l (EGI)                       10%      12/31/00          --        25.0
  Mosbacher Power Partners L.P.                    12%        8/1/08        13.0        13.1
  Mosbacher Power Partners L.P.                     9%        8/1/08        20.4          --
  Mosbacher Power Partners L.P.                    12%       10/4/06         4.8          --
  EEGSA                                          11.6%(1)    9/11/07        10.9          --
Investment in Energy Center Kladno
  Generating (ECKG)(2)                             --             --        18.2        18.0
Continuing Investments in
  Leveraged Leases                                 --             --        22.1        49.3
Other investments(3)                               --             --         9.2        11.8
--------------------------------------------------------------------------------------------
                                                                           414.4       117.2
Current notes receivable                                                   223.1          --
--------------------------------------------------------------------------------------------
Other non-current investments                                             $191.3      $117.2
--------------------------------------------------------------------------------------------

(1)      Current rate at 12/31/00. Rate based on LIBOR plus 5%.

(2) 13.35% ownership interest in an electric generating power project in the Czech Republic.

(3)      Primarily real estate development projects.

         These financial instruments have no quoted market prices and, accordingly, a reasonable estimate of fair market value could not be made without incurring excessive costs. However, the company believes by reference to stated interest rates and security description, the fair value of these assets would not differ significantly from the carrying value.

INVESTMENTS IN UNCONSOLIDATED AFFILIATES

         Investments in unconsolidated affiliates are accounted for using the equity method of accounting. At Dec. 31, 2000, these investments included TECO Propane Ventures' 38 percent ownership interest in US Propane, TECO Power Services' (TPS') 24 percent ownership interest in EEGSA, the Guatemalan electric utility, TPS' 33.68 percent ownership interest in EGI, and its 50 percent ownership interest in the Hamakua Power Station in Hawaii. At Dec. 31, 1999, the investment in unconsolidated affiliates included the EEGSA and Hamakua investments.

COALBED METHANE GAS PROPERTIES

         TECO Coalbed Methane, a subsidiary of TECO Energy, has developed jointly the natural gas potential in a portion of Alabama's Black Warrior Basin.

         TECO Coalbed Methane utilizes the successful efforts method to account for its gas operations. Under this method, expenditures for unsuccessful exploration activities are expensed currently.

         Capitalized costs are amortized on the unit-of-production method using estimates of proven reserves. Investments in unproven properties and major development projects are not amortized until proven reserves associated with the projects can be determined or until impairment occurs.

         Aggregate capitalized costs related to wells producing and under development at Dec. 31, 2000 and 1999 were $216.2 million and $212.5 million, respectively. Net proven reserves at Dec. 31, 2000 and 1999 were as follows:

NET PROVEN RESERVES - COALBED METHANE GAS

(billion cubic feet)                      2000        1999
-----------------------------------------------------------
Proven reserves, beginning of year        159.1       161.8
Production                                (15.7)      (16.6)
Revisions of previous estimates            38.3        13.9
-----------------------------------------------------------
Proven reserves, end of year              181.7       159.1
-----------------------------------------------------------
Number of wells                             700         615
-----------------------------------------------------------

ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING

         In 1998, the Financial Accounting Standards Board (FASB) issued Financial Accounting Standard (FAS) 133, Accounting for Derivative Instruments and Hedging. This standard was initially to be effective for fiscal years beginning after June 15, 1999. In July 1999, the FASB delayed the effective date of this pronouncement until fiscal years beginning after June 15, 2000. The company has adopted the new standard effective Jan. 1, 2001. The new standard requires the company to recognize derivatives as either assets or liabilities in the financial statements, to measure those instruments at fair value, and to reflect the changes in fair value of those instruments as either components of comprehensive income or in net income, depending on the types of those instruments.

         The company has completed the review and documentation of its derivative contracts, and found that such activity has been

[NOTES TO CONSOLIDATED FINANCIAL STATEMENTS]

minimal and relatively short-term in duration. From time to time, TECO Energy has entered into futures, swaps and options contracts to hedge the selling price for its physical production at TECO Coalbed Methane, to limit exposure to gas price increases, and to limit exposure to fuel price increase at TECO Transport.

         As of Dec. 31, 2000, TECO Energy had hedging transactions in place to protect against selling price variability at TECO Coalbed Methane which will qualify for cash flow hedge accounting treatment under FAS 133. Upon adoption, the company expects to report a reduction in other comprehensive income of approximately $19.0 million to record the swap liability as of Jan. 1, 2001.

         TECO Energy has not used derivatives or other financial products for speculative purposes. Management will continue to document all current, new and possible uses of derivatives particularly as it relates to the expanding merchant power projects at TECO Power Services, and develop procedures and methods for measuring them.

RECLASSIFICATIONS

         Certain prior year amounts were reclassified to conform with current year presentation.

B. COMMON EQUITY

STOCK-BASED COMPENSATION

         In April 1996, the shareholders approved the 1996 Equity Incentive Plan (the "1996 Plan"). The 1996 Plan superseded the 1990 Equity Incentive Plan (the "1990 Plan") which superseded the 1980 Stock Option and Appreciation Rights Plan (the "1980 Plan"), and no additional grants will be made under the superseded Plans. The rights of the holders of outstanding options under the 1990 Plan and the 1980 Plan were not affected. The purpose of the 1996 Plan is to attract and retain key employees of the company, to provide an incentive for them to achieve long-range performance goals and to enable them to participate in the long-term growth of the company. The 1996 Plan amended the 1990 Plan to increase the number of shares of common stock subject to grants by 3,750,000 shares, expand the types of awards available to be granted and specify a limit on the maximum number of shares with respect to which stock options and stock appreciation rights may be made to any participant under the plan. Under the 1996 Plan, the Compensation Committee of the Board of Directors may award stock grants, stock options and/or stock equivalents to officers and key employees of TECO Energy and its subsidiaries.

         The Compensation Committee has discretion to determine the terms and conditions of each award, which may be subject to conditions relating to continued employment, restrictions on transfer or performance criteria.

         In 2000, under the 1996 Plan, 1,264,236 stock options were granted, with a weighted average option price of $21.33 and a maximum term of 10 years. In addition, 182,882 shares of restricted stock were awarded, each with a weighted average fair value of $21.56. Compensation expense recognized for stock grants awarded under the 1996 Plan was $4.6 million, $1.6 million and $2.3 million in 2000, 1999 and 1998, respectively. The stock grants awarded in 2000 and 1999 are performance shares, primarily restricted subject to meeting specified total shareholder return goals, vesting in three years with final payout ranging from zero to 200% of the original grant. An adjustment was made in December 2000 to reflect contingent shares which could be issuable based on current period results. The consolidated balance sheet at Dec. 31, 2000 reflects a $5.5 million liability, classified as other deferred credits, for these contingent shares. The remaining stock grants are restricted subject generally to continued employment, with the 1998 stock grants vesting in five years and the 1997 and 1996 stock grants vesting at normal retirement age.

         In January 2001, the Board of Directors approved an amendment to the 1996 Plan, subject to shareholder approval in April 2001, to increase the number of shares of common stock subject to grants by 6.3 million.

         Stock option transactions during the last three years under the 1996 Plan, the 1990 Plan and the 1980 Plan (collectively referred to as the "Equity Plans") are summarized as follows:

STOCK OPTIONS - EQUITY PLANS

                              OPTION SHARES    WEIGHTED AVG.
                               (THOUSANDS)     OPTION PRICE
-----------------------------------------------------------
 Balance at Dec. 31, 1997         2,372           $20.70
  Granted                           750           $27.56
  Exercised                        (385)          $17.26
  Cancelled                          (5)          $26.48
-----------------------------------------------------------
Balance at Dec. 31, 1998          2,732           $23.06
  Granted                         1,158           $21.54
  Exercised                         (32)          $16.58
  Cancelled                         (31)          $24.32
-----------------------------------------------------------
Balance at Dec. 31, 1999          3,827           $22.64
  Granted                         1,264           $21.33
  Exercised                        (488)          $20.15
  Cancelled                         (44)          $23.61
-----------------------------------------------------------
Balance at Dec. 31, 2000          4,559           $22.54
-----------------------------------------------------------
Exercisable at Dec 31, 2000       2,572           $23.41
Available for future grant
  at Dec. 31, 2000                1,389
-----------------------------------------------------------

         As of Dec. 31, 2000, the 4.6 million options outstanding under the Equity Plans are summarized below.

STOCK OPTIONS OUTSTANDING AT DEC. 31, 2000

 OPTION SHARES    RANGE OF      WEIGHTED AVG.   WEIGHTED AVG. REMAINING
  (THOUSANDS)   OPTION PRICES   OPTION PRICE        CONTRACTUAL LIFE
-----------------------------------------------------------------------
       735      $17.38-$20.75      $19.85               3 Years
     2,817      $21.25-$23.69      $21.76               8 Years
     1,007      $24.38-$27.56      $26.66               7 Years

         In April 1997, the Shareholders approved the 1997 Director Equity Plan (the "1997 Plan"), as an amendment and restatement of the 1991 Director Stock Option Plan (the "1991 Plan"). The 1997 Plan supersedes the 1991 Plan, and no additional grants will be made under the 1991 Plan. The rights of the holders of outstanding options under the 1991 Plan will not be affected. The purpose of the 1997 Plan is to attract and retain highly qualified non-employee directors of the company and to encourage them to own shares of TECO Energy common stock. The 1997 Plan is administered by the Board of Directors. The 1997 Plan amended the 1991 Plan to increase the number of shares of common stock subject to grants by 250,000 shares, expanded the types of awards available to be granted and replaced the current fixed formula grant by giving the Board discretionary authority to determine the amount and timing of awards under the Plan.

         In 2000, 30,000 options were granted, with a weighted average option price of $23.49. Transactions during the last three years under the 1997 Plan are summarized as follows:

STOCK OPTIONS - DIRECTOR EQUITY PLANS

                              OPTION SHARES   WEIGHTED AVG.
                               (THOUSANDS)    OPTION PRICE
----------------------------------------------------------
Balance at Dec. 31, 1997           249           $20.59
  Granted                           24           $27.56
  Exercised                        (32)          $21.10
  Cancelled                         --               --
----------------------------------------------------------
Balance at Dec. 31, 1998           241           $21.22
  Granted                           32           $21.51
  Exercised                         --               --
  Cancelled                         --               --
----------------------------------------------------------
Balance at Dec. 31, 1999           273           $21.25
  Granted                           30           $23.49
  Exercised                        (33)          $18.57
  Cancelled                        (12)          $25.15
----------------------------------------------------------
Balance at Dec. 31, 2000           258           $21.68
----------------------------------------------------------
Exercisable at Dec. 31, 2000       258           $21.68
Available for future grant
  at Dec. 31, 2000                 343
----------------------------------------------------------

         As of Dec. 31, 2000, the 258,000 options outstanding under the 1997 Plan with option prices of $17.72-$27.97, had a weighted average option price of $21.68 and a weighted average remaining contractual life of five years.

         TECO Energy has adopted the disclosure-only provisions of FAS 123, Accounting for Stock-Based Compensation, but applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its plans. Therefore, since stock options are granted with an option price greater than or equal to the fair value on date of grant, no compensation expense has been recognized for stock options granted under the 1996 Plan and the 1997 Plan. If the company had elected to recognize compensation expense for stock options based on the fair value at grant date, consistent with the method prescribed by FAS 123, net income and earnings per share would have been reduced to the pro forma amounts shown below. These pro forma amounts were determined using the Black-Scholes valuation model with weighted average assumptions as shown below.

                                              2000        1999          1998
------------------------------------------------------------------------------
Net Income
from continuing             As reported      $ 250.9     $ 200.9       $ 204.2
operations (millions)       Pro forma        $ 247.8     $ 198.5       $ 202.6

Net Income (millions)       As reported      $ 250.9     $ 186.1       $ 206.5
                            Pro forma        $ 247.8     $ 183.7       $ 204.9

Net Income from
continuing operations       As reported      $  1.99     $  1.53       $  1.55
- EPS basic                 Pro forma        $  1.97     $  1.52       $  1.54

Net Income                  As reported      $  1.99     $  1.42       $  1.57
- EPS basic                 Pro forma        $  1.97     $  1.40       $  1.56
------------------------------------------------------------------------------
Assumptions
 Risk-free interest rate                        6.24%       5.26%         5.64%
 Expected lives (in years)                         6           6             6
 Expected stock volatility                     22.93%      19.14%        14.01%
 Dividend yield                                 5.15%       4.55%         4.61%
------------------------------------------------------------------------------

DIVIDEND REINVESTMENT PLAN

         In 1992, TECO Energy implemented a Dividend Reinvestment and Common Stock Purchase Plan (DRP). TECO Energy raised $8.1 million of common equity from this plan in 2000. In 1999 and 1998, the DRP purchased shares of TECO Energy common stock on the open market for plan participants.

TREASURY STOCK

         In September 1999, TECO Energy announced a program to repurchase up to $150 million of its outstanding common stock. Shares acquired constitute treasury shares. In 2000, the company acquired 1.6 million shares of its outstanding common stock at a cost of $29.9 million; the average per share price was $18.62. Since the program was announced, the company has acquired 7.0 million shares of its outstanding common stock at a cost of $144.7 million, or an average per share price of $20.55. The company's share repurchase program favorably impacted earnings in 2000 by approximately $0.06 per share. Earnings per share results were not significantly affected in 1999 because the purchases occurred late in the year.

SHAREHOLDER RIGHTS PLAN

         In accordance with the company's Shareholder Rights Plan, a Right to purchase one additional share of the company's common stock at a price of $90 per share is attached to each outstanding share of the company's common stock. The Rights expire in May 2009, subject to extension. The Rights will become exercisable 10 business days after a person acquires 10 percent or more of the company's outstanding common stock or commences a tender offer that would result in such person owning 10 percent or more of such stock. If any person acquires 10 percent or more of the outstanding common stock, the rights of holders, other than the acquiring person, become rights to buy shares of common stock of the company (or of the acquiring company if the company is involved in a merger or other business combination and is not the surviving corporation) having a market value of twice the exercise price of each Right. The company may redeem the Rights at a nominal price per Right until 10 business days after a person acquires 10 percent or more of the outstanding common stock.

EMPLOYEE STOCK OWNERSHIP PLAN

         Effective Jan. 1, 1990, TECO Energy amended the TECO Energy Group Retirement Savings Plan, a tax-qualified benefit plan available to substantially all employees, to include an employee stock ownership plan (ESOP). During 1990, the ESOP purchased 7 million shares of TECO Energy common stock on the open market for $100 million. The share purchase was financed through a loan from TECO Energy to the ESOP. This loan is at a fixed interest rate of 9.3% and will be repaid from dividends on ESOP shares and from TECO Energy's contributions to the ESOP.

         TECO Energy's contributions to the ESOP were $6.8 million, $7.5 million, and $4.3 million in 2000, 1999 and 1998, respectively. TECO Energy's annual contribution equals the interest accrued on the loan during the year plus additional principal payments needed to meet the matching allocation requirements under the plan, less dividends received on the ESOP shares. The components of net ESOP expense recognized for the past three years are as follows:

(MILLIONS)                         2000    1999    1998
-------------------------------------------------------
Interest expense                   $4.7    $6.9    $7.3
Compensation expense                6.9     7.5     5.5
Dividends                          (8.5)   (8.4)   (8.1)
-------------------------------------------------------
Net ESOP expense                   $3.1    $6.0    $4.7
-------------------------------------------------------

[NOTES TO CONSOLIDATED FINANCIAL STATEMENTS]

         Compensation expense was determined by the shares allocated method.

         At Dec. 31, 2000, the ESOP had 3.1 million allocated shares, 0.1 million committed-to-be-released shares, and 3.1 million unallocated shares. Shares are released to provide employees with the company match in accordance with the terms of the TECO Energy Group Retirement Savings Plan and in lieu of dividends on allocated ESOP shares. The dividends received by the ESOP are used to pay debt service.

         For financial statement purposes, the unallocated shares of TECO Energy stock are reflected as a reduction of common equity, classified as unearned compensation. Dividends on all ESOP shares are recorded as a reduction of retained earnings, as are dividends on all TECO Energy common stock. The tax benefit related to the dividends paid to the ESOP for allocated shares is a reduction of income tax expense and for unallocated shares is an increase in retained earnings. All ESOP shares are considered outstanding for earnings per share computations.

C. REDEEMABLE PREFERRED SECURITIES

         In November 2000, TECO Energy established TECO Capital Trust I (the Trust) for the sole purpose of issuing Trust Preferred Securities (TruPS) and using the proceeds to purchase company preferred securities from TECO Funding I, LLC (TECO Funding). On Dec. 20, 2000, the Trust issued 8 million shares of $25 par, 8.5% TruPS, due 2041, with an aggregate liquidation value of $200 million. Currently, all 8 million shares of the TruPS are outstanding. Each TruPS represents an undivided beneficial interest in the assets of the Trust. The Trust used the proceeds from the sale of the TruPS to purchase a corresponding amount of company preferred securities of TECO Funding. TECO Funding used the proceeds from the sale of the company preferred securities to the Trust of $200 million and the sale of $6.2 million of its common securities to TECO Energy, to purchase $206.2 million of 8.5% junior subordinated notes of TECO Energy, due 2041. The junior subordinated notes are the sole assets of TECO Funding and the company preferred securities are the sole assets of the Trust. TECO Energy's proceeds from the sale of the junior subordinated notes were used to reduce the commercial paper balances of TECO Finance and for general corporate purposes. TECO Energy has guaranteed the payments to the holders of the company preferred securities and indirectly, the payments to the holders of the TruPS, as a result of their beneficial interest in the company preferred securities.

         The junior subordinated notes may be redeemed at the option of TECO Energy at any time on or after Dec. 20, 2005 at 100% of their principal amount plus accrued interest through the redemption date. If TECO Energy redeems the junior subordinated notes in full before their maturity date, then TECO Funding is required to redeem the company preferred securities and common securities, in accordance with their terms. If TECO Energy redeems the junior subordinated notes in part but not in full before their maturity date, then TECO Funding will redeem the company preferred securities in full prior to any payment being made on the common securities. Upon any liquidation of the company preferred securities, holders of the TruPS would be entitled to the liquidation preference of $25 per share plus all accrued and unpaid dividends through the date of redemption.

D. PREFERRED STOCK

PREFERRED STOCK OF TECO ENERGY - $1 PAR

         10 million shares authorized, none outstanding.

PREFERENCE STOCK OF TAMPA ELECTRIC - NO PAR

         2.5 million shares authorized, none outstanding.

PREFERRED STOCK OF TAMPA ELECTRIC - NO PAR

         2.5 million shares authorized, none outstanding.

PREFERRED STOCK OF TAMPA ELECTRIC - $100 PAR VALUE

         1.5 million shares authorized, none outstanding.

E. LONG-TERM DEBT

                                                                                                                   DEC. 31,
(MILLIONS)                                                                                  DUE              2000           1999
-----------------------------------------------------------------------------------------------------------------------------------
TECO ENERGY
Medium-term notes payable: 5.31%(1)(2)                                                     2002            $  200.0       $      --
Medium-term notes payable: 9.29%(1)                                                        2000                  --            50.0
Medium-term notes payable: 5.35%(1)(3)                                                     2001               150.0           150.0
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                              350.0           200.0
-----------------------------------------------------------------------------------------------------------------------------------
TAMPA ELECTRIC
First mortgage bonds (issuable in series):
 7 3/4%                                                                                    2022                75.0            75.0
 5 3/4%                                                                                    2000                  --            80.0
 6 1/8%                                                                                    2003                75.0            75.0
Installment contracts payable(4):
 5 3/4%                                                                                    2007                22.9            23.2
 7 7/8% Refunding bonds(5)                                                                 2021                25.0            25.0
 8% Refunding bonds(5)                                                                     2022               100.0           100.0
 6 1/4% Refunding bonds(6)                                                                 2034                86.0            86.0
 5.85%                                                                                     2030                75.0            75.0
 Variable rate: 3.77% for 2000 and 3.21% for 1999(1)                                       2025                51.6            51.6
 Variable rate: 3.90% for 2000 and 3.46% for 1999(1)                                       2018                54.2            54.2
 Variable rate: 3.96% for 2000 and 3.69% for 1999(1)                                       2020                20.0            20.0
Medium-term notes payable: 5.11%(1)(7)                                                     2001                38.0            38.0
Medium-term notes payable: 5.86%(1)(8)                                                     2002               100.0              --
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                              722.7           703.0
-----------------------------------------------------------------------------------------------------------------------------------
PEOPLES GAS SYSTEM
Senior Notes(9)
 10.35%                                                                                    2007                 5.6             6.2
 10.33%                                                                                    2008                 7.2             8.0
 10.3%                                                                                     2009                 8.4             8.8
 9.93%                                                                                     2010                 8.6             9.0
 8.0%                                                                                      2012                29.0            30.5
Medium-term notes payable: 5.11%(1)(7)                                                     2001                12.0            12.0
Medium-tern notes payable: 5.86%(1)(8)                                                     2002                50.0              --
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                              120.8            74.5
-----------------------------------------------------------------------------------------------------------------------------------
DIVERSIFIED COMPANIES
Dock and wharf bonds, variable rate: 3.79% for 2000 and 3.77% for 1999(1)(4)               2007               110.6           110.6
Non-recourse secured facility note, Series A: 7.8%                                    2001-2012               125.5           131.9
Non-recourse secured facility note: 9.875%                                            2001-2008                19.5            22.0
Non-recourse secured facility note, variable rate: 9.55% for 2000                     2001-2007                65.0              --
Non-recourse secured facility note: 10.1%                                             2001-2009                17.0              --
Non-recourse secured facility note: 9.629%                                            2001-2010                31.2              --
Construction financing, variable rate: 6.97% for 1999(10)                                  2000                  --            73.3
Capital lease: implicit rate of 8.5%                                                  2001-2003                29.7            31.6
Construction financing, 7.82%                                                              2001                10.1            10.1
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                              408.6           379.5
-----------------------------------------------------------------------------------------------------------------------------------
TECO FINANCE
Medium-term notes payable, various rates: 7.54% for 2000 and 1999(1)                       2002                 9.0             9.0
-----------------------------------------------------------------------------------------------------------------------------------

Unamortized debt premium (discount), net                                                                        0.8            (2.4)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                            1,611.9         1,363.6
Less amount due within one year(11)                                                                           237.3           155.8
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL LONG-TERM DEBT                                                                                       $1,374.6       $ 1,207.8
-----------------------------------------------------------------------------------------------------------------------------------

(1)      Composite year-end interest rate.
(2) These notes are subject to mandatory tender on Oct. 1, 2002, at which time they will be redeemed or remarketed.
(3) These notes are subject to mandatory tender on Sept. 15, 2001, at which time they will be redeemed or remarketed.
(4)      Tax-exempt securities.
(5) Proceeds of these bonds were used to refund bonds with interest rates of 11.625%-12.625%. For accounting purposes, interest expense has been recorded using blended rates of 8.28%-8.66% on the original and refunding bonds, consistent with regulatory treatment.
(6) Proceeds of these bonds were used to refund bonds with an interest rate of 9.9% in February 1995. For accounting purposes, interest expense has been recorded using a blended rate of 6.52% on the original and refunding bonds, consistent with regulatory treatment.
(7) These notes are subject to mandatory tender on July 15, 2001, at which time they will be redeemed or remarketed.
(8) These notes are subject to mandatory tender on Sept. 1, 2002, at which time they will be redeemed or remarketed.
(9) These long-term debt agreements contain various restrictive covenants, including provisions related to interest coverage, maximum levels of debt to total capitalization and limitations on dividends.
(10) This construction financing for the San Jose Power Station converted to long-term, non-recourse financing in 2000.
(11) Of the amount due in 2001, $0.8 million may be satisfied by the substitution of property in lieu of cash payments.

[NOTES TO CONSOLIDATED FINANCIAL STATEMENTS]

         TECO Transport entered into a capital lease agreement with Midwest Marine Management Company in March 1998 for the charter of additional capacity. This lease covers 110 river barges and three towboats, classified as property, plant and equipment on the balance sheet; the corresponding $35 million five-year lease commitment was recorded as long-term debt on the balance sheet. The following is a schedule of future minimum lease payments under the capitalized lease together with the present value of the net minimum lease payments as of Dec. 31, 2000:

  YEAR ENDED DEC. 31:                              AMOUNT (MILLIONS)
--------------------------------------------------------------------
   2001                                             $   4.6
   2002                                                 4.6
   2003                                                25.0
--------------------------------------------------------------------
Total minimum lease payments                           34.2
Less: Amount representing interest                      4.5
Present value of net minimum lease payments,
including current maturities of $2.2 million        $  29.7
--------------------------------------------------------------------

         Substantially all of the property, plant and equipment of Tampa Electric is pledged as collateral to secure its long-term debt. TECO Energy's maturities and annual sinking fund requirements of long-term debt for the years 2002, 2003, 2004 and 2005 are $388.8 million, $129.7 million, $171.6 million and
$34.2 million, respectively. Of these amounts $0.8 million per year for 2002 through 2005 may be satisfied by the substitution of property in lieu of cash payments.

         At Dec. 31, 2000, total long-term debt had a carrying amount of $1,374.6 million and an estimated fair market value of $1,448.1 million. The estimated fair market value of long-term debt was based on quoted market prices for the same or similar issues, on the current rates offered for debt of the same remaining maturities, or for long-term debt issues with variable rates that approximate market rates, at carrying amounts. The carrying amount of long-term debt due within one year approximated fair market value because of the short maturity of these instruments.

F. SHORT-TERM DEBT

         Notes payable consisted primarily of commercial paper with weighted average interest rates of 6.53% and 6.00%, at Dec. 31, 2000 and 1999, respectively. The carrying amount of notes payable approximated fair market value because of the short maturity of these instruments. Consolidated unused lines of credit at Dec. 31, 2000 were $485 million. These lines of credit require commitment fees ranging from .05% to .09% on the unused balances.

         During 1995, TECO Finance entered into an interest rate exchange agreement to moderate its exposure to interest rate changes. This three-year agreement, which ended June 26, 1998, effectively converted the interest rate on $100 million of short-term debt from a floating rate to a fixed rate. TECO Finance paid a fixed rate of 5.8% and received a floating rate based on a 30-day commercial paper index. The costs of this agreement did not have a significant impact on interest expense in 1998.

G. RETIREMENT PLAN

         TECO Energy has a non-contributory defined benefit retirement plan which covers substantially all employees. Benefits are based on employees' age, years of service and final average earnings. Effective April 1, 2000, the plan was amended to provide for benefits to be earned and payable substantially on a lump sum basis through an age and service credit schedule for eligible participants leaving the company on or after July 1, 2001. Other significant provisions of the plan, such as eligibility, definitions of credited service, final average earnings, etc., remain largely unchanged. This amendment resulted in decreased pension expense of approximately $2.0 million in 2000 and a reduction of benefit obligation of $14.4 million at Dec. 31, 2000.

         The company's policy is to fund the plan within the guidelines set by ERISA for the minimum annual contribution and the maximum allowable as a tax deduction by the IRS. About 68 percent of plan assets were invested in common stock and 32 percent in fixed income investments at Dec. 31, 2000.

         Amounts prior to 1999 have been restated to include the unfunded obligations for the supplemental executive retirement plan, a non-qualified, non-contributory defined benefit retirement plan available to certain senior management. TECO Energy reported $2 million of comprehensive income in 2000 and $5.5 million of comprehensive loss in 1999 related to adjustments to the minimum pension liability associated with the supplemental executive retirement plan.

         In 1997, the Financial Accounting Standards Board issued FAS 132, Employers' Disclosures about Pensions and Other Post Retirement Benefits. FAS 132 standardizes the disclosure requirements for pensions and other postretirement benefits with additional information required on changes in the benefit obligations and fair values of plan assets.

(MILLIONS)                                                                              2000            1999            1998
----------------------------------------------------------------------------------------------------------------------------------
COMPONENTS OF NET PENSION EXPENSE
Service cost (benefits earned during the period)                                       $ 10.7         $  12.9          $11.7
----------------------------------------------------------------------------------------------------------------------------------
Interest cost on projected benefit obligations                                           27.5            27.2           26.5
----------------------------------------------------------------------------------------------------------------------------------
Expected return on assets                                                               (40.8)          (34.6)         (31.5)
Amortization of:
 Unrecognized transition asset                                                           (1.0)           (0.9)          (0.9)
 Prior service cost                                                                       0.2             1.2            1.2
 Actuarial (gain) loss                                                                   (5.6)            5.2            1.2
----------------------------------------------------------------------------------------------------------------------------------
Net pension expense                                                                      (9.0)           11.0            8.2
Special termination benefit charge                                                        1.1              --            0.7
Curtailment charge                                                                         --              --           (0.8)
----------------------------------------------------------------------------------------------------------------------------------
Net pension (benefit) expense recognized in the Consolidated Statements of Income     $  (7.9)       $   11.0          $ 8.1
----------------------------------------------------------------------------------------------------------------------------------


(MILLIONS)                                                                         DEC. 31, 2000      DEC. 31, 1999
----------------------------------------------------------------------------------------------------------------------------------
RECONCILIATION OF THE FUNDED STATUS OF THE RETIREMENT PLAN AND THE
 ACCRUED PENSION PREPAYMENT/(LIABILITY)
Projected benefit obligation, beginning of year                                       $ 360.4         $ 414.9
Change in benefit obligation due to:
 Service cost                                                                            10.7            12.9
 Interest cost                                                                           27.5            27.2
 Actuarial (gain) loss                                                                   17.8           (68.1)
 Plan Amendments                                                                        (14.4)             --
 Special termination benefits                                                             1.1              --
 Gross benefits paid                                                                    (23.2)          (26.5)
----------------------------------------------------------------------------------------------------------------------------------
Projected benefit obligation, end of year                                               379.9           360.4
----------------------------------------------------------------------------------------------------------------------------------
Fair value of plan assets, beginning of year                                            512.1           468.7
Change in plan assets due to:
 Actual return on plan assets                                                             6.2            65.3
 Employer contributions                                                                   1.6             7.6
 Gross benefits paid (including expenses)                                               (26.1)          (29.5)
----------------------------------------------------------------------------------------------------------------------------------
Fair value of plan assets, end of year                                                  493.8           512.1
----------------------------------------------------------------------------------------------------------------------------------
Funded status, end of year                                                              113.9           151.7
Unrecognized net actuarial gain                                                        (127.8)         (188.6)
Unrecognized prior service cost                                                          (3.3)           11.3
Unrecognized net transition asset                                                        (4.7)           (5.7)
----------------------------------------------------------------------------------------------------------------------------------
Accrued pension liability                                                            $  (21.9)       $  (31.3)
----------------------------------------------------------------------------------------------------------------------------------
ASSUMPTIONS USED IN DETERMINING ACTUARIAL VALUATIONS
Discount rate to determine projected benefit obligation                                  7.50%           7.75%
Rates of increase in compensation levels                                              3.3-5.3%        3.3-5.3%
Plan asset growth rate through time                                                         9%              9%
----------------------------------------------------------------------------------------------------------------------------------

H. POSTRETIREMENT BENEFIT PLAN

         TECO Energy and its subsidiaries currently provide certain postretirement health care and life insurance benefits for substantially all employees retiring after age 55 meeting certain service requirements. The company contribution toward health care coverage for most employees retiring after Jan. 1, 1990 and before July 1, 2001, is limited to a defined dollar benefit based on years of service. Effective April 1, 2000, the company adopted changes to this program for participants retiring from the company on or after July 1, 2001, after age 50 that meet certain service requirements. The company contribution toward pre-65 and post-65 health care coverage for most employees retiring on or after July 1, 2001, is limited to a defined dollar benefit based on an age and service schedule. The impact of this amendment includes a change in the company's commitment for future retirees combined with a grandfathering provision for current retired participants which results in an increase in the benefit obligation of $22.9 million. Postretirement benefit levels are substantially unrelated to salary. The company reserves the right to terminate or modify the plans in whole or in part at any time. Amounts prior to 1999 have been restated to include life insurance benefits.

[NOTES TO CONSOLIDATED FINANCIAL STATEMENTS]

(MILLIONS)                                                                         2000                1999                1998
----------------------------------------------------------------------------------------------------------------------------------
COMPONENTS OF POSTRETIREMENT BENEFIT COST
Service cost (benefits earned during the period)                                   $ 3.0              $ 3.6                $ 2.9
Interest cost on projected benefit obligations                                       8.9                6.9                  6.8
Amortization of transition obligation (straight line over 20 years)                  2.7                2.7                  2.7
Amortization of prior service cost                                                   1.7                0.6                  0.6
Amortization of actuarial loss/(gain)                                               (0.2)               0.2                  0.1
Special termination benefits                                                         0.2                 --                   --
Additional amounts recognized                                                        0.9                 --                   --
----------------------------------------------------------------------------------------------------------------------------------
Net periodic postretirement benefit expense                                        $17.2              $14.0                $13.1
----------------------------------------------------------------------------------------------------------------------------------

(MILLIONS)                                                                     DEC. 31, 2000      DEC. 31, 1999
----------------------------------------------------------------------------------------------------------------------------------
RECONCILIATION OF THE FUNDED STATUS OF THE POSTRETIREMENT
 BENEFIT PLAN AND THE ACCRUED LIABILITY
Accumulated postretirement benefit obligation, beginning of year                  $ 93.1             $104.3
Change in benefit obligation due to:
 Service Cost                                                                       30.0                3.6
 Interest cost                                                                       8.9                6.9
 Plan participants' contributions                                                    1.1                0.6
 Special termination benefits                                                        0.2                 --
 Actuarial (gain) loss                                                               8.5              (16.3)
 Plan amendments                                                                    22.9                 --
Gross benefits paid                                                                 (6.9)              (6.0)
----------------------------------------------------------------------------------------------------------------------------------
Accumulated postretirement benefit obligation, end of year                         130.8               93.1
----------------------------------------------------------------------------------------------------------------------------------
Funded status, end of year                                                        (130.8)             (93.1)
Unrecognized net loss from past experience                                           5.6               (2.1)
Unrecognized prior service cost                                                     27.7                6.4
Unrecognized transition obligation                                                  32.8               35.6
----------------------------------------------------------------------------------------------------------------------------------
Liability for accrued postretirement benefit                                      $(64.7)            $(53.2)
----------------------------------------------------------------------------------------------------------------------------------
ASSUMPTIONS USED IN DETERMINING ACTUARIAL VALUATIONS
Discount rate to determine projected benefit obligation                              7.5%              7.75%

         The assumed health care cost trend rate for medical costs prior to age 65 was 7.25% in 2000 and decreases to 5.0% in 2002 and thereafter. The assumed health care cost trend rate for medical costs after age 65 was 6.25% in 2000 and decreases to 5.0% in 2002 and thereafter.

         A 1 percent increase in the medical trend rates would produce a 10 percent ($1.2 million) increase in the aggregate service and interest cost for 2000 and a 9 percent ($11.2 million) increase in the accumulated postretirement benefit obligation as of Dec. 31, 2000.

         A 1 percent decrease in the medical trend rates would produce an 8 percent ($1.0 million) decrease in the aggregate service and interest cost for 2000 and a 7 percent ($9.7 million) decrease in the accumulated postretirement benefit obligation as of Dec. 31, 2000.

I. INCOME TAX EXPENSE

Income tax expense consists of the following components:

(MILLIONS)                                                        FEDERAL                 STATE                   TOTAL
----------------------------------------------------------------------------------------------------------------------------------
2000
 Currently payable                                              $  92.6                 $   8.4                 $ 101.0
 Deferred                                                         (81.1)                    3.5                   (77.6)
 Amortization of investment tax credits                            (4.9)                     --                    (4.9)
----------------------------------------------------------------------------------------------------------------------------------
Total income tax expense                                        $   6.6                 $  11.9                 $  18.5
----------------------------------------------------------------------------------------------------------------------------------
1999
 Currently payable                                              $  89.6                 $  13.0                 $ 102.6
 Deferred                                                         (11.5)                    1.1                   (10.4)
 Amortization of investment tax credits                            (5.2)                     --                    (5.2)
----------------------------------------------------------------------------------------------------------------------------------
 Income tax expense from continuing operations                     72.9                    14.1                    87.0
----------------------------------------------------------------------------------------------------------------------------------
 Currently payable                                                 (3.6)                   (0.3)                   (3.9)
 Deferred                                                          (4.4)                   (0.5)                   (4.9)
----------------------------------------------------------------------------------------------------------------------------------
 Income tax benefit from discontinued operations                   (8.0)                   (0.8)                   (8.8)
----------------------------------------------------------------------------------------------------------------------------------
Total income tax expense                                        $  64.9                 $  13.3                 $  78.2
----------------------------------------------------------------------------------------------------------------------------------
1998
Currently payable                                               $  61.0                 $  11.4                 $  72.4
 Deferred                                                          13.1                     2.8                    15.9
 Amortization of investment tax credits                            (5.0)                     --                    (5.0)
----------------------------------------------------------------------------------------------------------------------------------
 Income tax expense from continuing operations                     69.1                    14.2                    83.3
----------------------------------------------------------------------------------------------------------------------------------
 Currently payable                                                  2.8                     0.1                     2.9
 Deferred                                                          (1.5)                    0.2                    (1.3)
----------------------------------------------------------------------------------------------------------------------------------
 Income tax expense from discontinued operations                    1.3                     0.3                     1.6
----------------------------------------------------------------------------------------------------------------------------------
Total income tax expense                                        $  70.4                 $  14.5                 $  84.9
----------------------------------------------------------------------------------------------------------------------------------

         Deferred taxes result from temporary differences in the recognition of certain liabilities or assets for tax and financial reporting purposes. The principal components of the company's deferred tax assets and liabilities recognized in the balance sheet are as follows:

(MILLIONS)                                                         DEC. 31, 2000        DEC. 31, 1999
----------------------------------------------------------------------------------------------------------------------------------
Deferred income tax assets(1)
 Property related                                                    $  77.6                $  71.1
 Basis differences in oil and gas producing properties                   1.2                   (2.5)
 Other                                                                  37.5                   38.2
----------------------------------------------------------------------------------------------------------------------------------
  Total deferred income tax assets                                     116.3                  106.8
----------------------------------------------------------------------------------------------------------------------------------
Deferred income tax liabilities(1)
 Property related                                                     (499.4)                (562.0)
 Basis differences in oil and gas producing properties                 (11.0)                 (13.4)
 Alternative minimum tax credit carry forward                           58.1                   35.1
 Other                                                                   7.1                   30.9
----------------------------------------------------------------------------------------------------------------------------------
  Total deferred income tax liabilities                               (445.2)                (509.4)
----------------------------------------------------------------------------------------------------------------------------------
  Accumulated deferred income taxes                                  $(328.9)               $(402.6)
----------------------------------------------------------------------------------------------------------------------------------

(1)      Certain property related assets and liabilities have been netted.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         The total income tax provisions differ from amounts computed by applying the federal statutory tax rate to income before income taxes for the following reasons:


(MILLIONS)                                                        2000              1999              1998
Net income from continuing operations                            $250.9            $200.9            $204.2
Total income tax provision                                         18.5              87.0              83.3
Income from continuing operations before income taxes            $269.4            $287.9            $287.5
-----------------------------------------------------------------------------------------------------------
Income taxes on above at federal statutory rate of 35%           $ 94.3            $100.8            $100.6
Increase (Decrease) due to:
 State income tax, net of federal income tax                        7.8               9.2               9.3
 Amortization of investment tax credits                            (4.9)             (5.2)             (5.0)
 Non-conventional fuels tax credit                                (68.3)            (17.2)            (18.9)
 Permanent reinvestment-foreign income                             (9.3)             (1.4)             (1.0)
 Other                                                             (1.1)              0.8              (1.7)
-----------------------------------------------------------------------------------------------------------
  Total income tax provision from continuing operations          $ 18.5            $ 87.0            $ 83.3
-----------------------------------------------------------------------------------------------------------

Provision for income taxes as a percent of income
 from continuing operations, before income taxes                    6.9%             30.2%             29.0%
-----------------------------------------------------------------------------------------------------------

         The provision for income taxes as a percent of income from discontinued operations was 37.5% and 35.0% for 1999 and 1998, respectively. There was no income from discontinued operations in 2000. The total effective income tax rate differs from the federal statutory rate due to state income tax, net of federal income tax, the non-conventional fuels tax credit and other miscellaneous items. The actual cash paid for income taxes in 2000, 1999, and 1998 was $83.9 million, $62.1 million and $66.2 million, respectively.

J. DISCONTINUED OPERATIONS

TECOM

         On Nov. 4, 1999, TECO Energy completed the sale of the assets of TeCom, Inc. for $1.0 million in cash to Invensys Intelligent Building Systems, a division of the Barber-Colman Company. The company decided to exit the automated energy management systems business because it lacked the distribution channels necessary to effectively reach the markets for its products.

         As a result of the company's intention to sell this business, all activities of the subsidiary through Sept. 1, 1999, the measurement date, were reported as discontinued operations on the Consolidated Statements of Income, including amounts from prior years which have been reclassified from continuing operations to discontinued operations. After-tax losses from discontinued operations were $2.5 million and $3.8 million, respectively, for the years ended Dec. 31, 1999 and 1998. The loss on the sale of the assets of TeCom, including an estimate of activities after the measurement date, was reported as a loss on disposal of discontinued operations. The net after-tax loss from TeCom's disposal of discontinued operations in 1999 was $12.9 million, or 10 cents per share.

         Total revenues from discontinued operations related to TeCom were $1.2 million and $2.1 million, respectively, for the years ended Dec. 31, 1999 and 1998. There were no revenues in 2000.

TECO OIL & GAS

   On Aug. 28, 1997, the company announced its plan to discontinue operations of its conventional oil and gas subsidiary, TECO Oil & Gas, Inc. Since its formation in 1995, TECO Oil & Gas participated in joint ventures utilizing 3-D seismic imaging in the exploration for oil and gas.

   In 1998, TECO Oil & Gas sold its offshore assets for cash and a note receivable (the "Note") and wrote off the recorded value of all assets associated with the discontinued oil and gas operation, for a net after-tax gain reported from disposal of discontinued operations of $6.1 million.

   In March 1999, TECO Oil & Gas sold the Note to a third party for $500,000 in cash, and in a separate transaction ARO agreed to assume disputed joint billing payments of approximately $425,000. A $0.6 million after-tax gain from these transactions was recognized in 1999 as a gain on disposal of discontinued operations.

   There were no significant revenues from the discontinued oil and gas operations in 2000, 1999 or 1998.

K. EARNINGS PER SHARE

         In 1997, the Financial Accounting Standards Board issued FAS 128, Earnings per Share, which requires disclosure of basic and diluted earnings per share and a reconciliation (where different) of the numerator and denominator from basic to diluted earnings per share. The reconciliation of basic and diluted earnings per share is shown below:

                                                                             YEAR ENDED DEC. 31,
                                                                  2000              1999             1998
-----------------------------------------------------------------------------------------------------------
NUMERATOR
Net income from continuing operations, basic                     $250.9            $200.9            $204.2
Effect of contingent performance shares                            (1.9)               --                --
-----------------------------------------------------------------------------------------------------------
Net income from continuing operations, diluted                   $249.0            $200.9            $204.2
-----------------------------------------------------------------------------------------------------------

Net income, basic                                                $250.9            $186.1            $206.5
Effect of contingent shares                                        (1.9)               --                --
-----------------------------------------------------------------------------------------------------------
Net income, diluted                                              $249.0            $186.1            $206.5
-----------------------------------------------------------------------------------------------------------

DENOMINATOR
Average number of shares outstanding - basic                      125.9             131.0             131.7

Plus: incremental shares for assumed conversions:
  Stock options at end of period and contingent performance shares  3.3               2.3               3.0
Less: Treasury shares which could be purchased                     (2.9)             (2.1)             (2.5)
-----------------------------------------------------------------------------------------------------------
Average number of shares outstanding - diluted                    126.3             131.2             132.2
-----------------------------------------------------------------------------------------------------------

EARNINGS PER SHARE FROM CONTINUING OPERATIONS
 BASIC                                                           $ 1.99            $ 1.53            $ 1.55
 DILUTED                                                         $ 1.97            $ 1.53            $ 1.54

EARNINGS PER SHARE
 BASIC                                                           $ 1.99            $ 1.42            $ 1.57
 DILUTED                                                         $ 1.97            $ 1.42            $ 1.56
-----------------------------------------------------------------------------------------------------------

L.       SEGMENT INFORMATION

         TECO Energy is an electric and gas utility holding company with significant diversified activities. The management of TECO Energy determined its reportable segments based on each subsidiary's contribution of revenues, operating income, net income and total assets. All significant intercompany transactions are eliminated in the consolidated financial statements of TECO Energy but are included in determining reportable segments in accordance with FAS 131, Disclosures about Segments of an Enterprise and Related Information. In November 1999, TECO Energy sold the assets of TeCom, the company's advanced energy management technology subsidiary. All prior years presented here have been restated to exclude TeCom's results, which are now reflected in the consolidated financial statements as discontinued operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                       INCOME FROM        NET                         ASSETS    CAPITAL EXPENDITURES
(MILLIONS)                         REVENUES(1)        OPERATIONS(1)     INCOME(1)   DEPRECIATION(1) AT DEC. 31,     FOR THE YEAR
2000
 Tampa Electric                  $1,353.8(2)          $  293.5         $  144.5         $  161.6      $2,957.1         $  267.1
 Peoples Gas System                 314.5                 47.0             21.8             25.8         513.3             82.2
 TECO Transport                     269.8(3)              51.9             28.7             22.0         311.3             21.1
 TECO Coal                          232.8(4)              25.2(7)          37.5             26.9         246.3             64.0
 TECO Power Services                204.9(5)              31.0(8)          36.9             18.5       1,350.6(10)        243.5
 Other diversified businesses       148.0(6)              27.2(9)          31.3             13.4         294.4(11)         10.6
-----------------------------------------------------------------------------------------------------------------------------------
                                  2,523.8                475.8            300.7            268.2       5,673.0            688.5
 Other and eliminations            (228.7)               (62.2)           (49.8)              --           3.2             (0.1)
-----------------------------------------------------------------------------------------------------------------------------------
 TECO Energy consolidated        $2,295.1             $  413.6         $  250.9         $  268.2      $5,676.2         $  688.4
-----------------------------------------------------------------------------------------------------------------------------------
1999
 Tampa Electric                  $1,199.8(2)(12)(13)  $  263.9(12)     $  138.8(15)     $  147.6      $2,827.3         $  228.7
 Peoples Gas System                 251.7                 43.2             19.8             23.1         433.1             84.5
 TECO Transport                     251.9(3)              46.8             26.2             21.9         312.0             18.6
 TECO Coal                          237.3(4)              21.5             16.0             16.1         193.2             23.4
 TECO Power Services                109.5(5)              17.3(8)          14.6              9.3         700.4(10)         68.5
 Other diversified businesses       109.8(6)              33.0(9)          27.3             14.2         222.5              3.1
-----------------------------------------------------------------------------------------------------------------------------------
                                  2,160.0                425.7            242.7            232.2       4,688.5            426.8
 Other and eliminations            (177.0)(14)            (2.1)(14)       (41.8)(16)          --           1.6             (0.7)
-----------------------------------------------------------------------------------------------------------------------------------
 TECO Energy consolidated        $1,983.0             $  423.6         $  200.9         $  232.2      $4,690.1         $  426.1
-----------------------------------------------------------------------------------------------------------------------------------
1998
 Tampa Electric                  $1,234.6(2)(13)      $  279.7(17)     $  141.2(15)     $  146.1      $2,705.0         $  176.2
 Peoples Gas System                 252.8                 35.8             15.5             21.0         375.6             55.9
 TECO Transport                     230.0(3)              43.2             23.8             26.6         309.7             45.6
 TECO Coal                          232.4(4)              23.5(18)         17.5(20)         15.4         180.0             11.2
 TECO Power Services                 98.7(5)              13.0(8)           9.7              9.2         412.9(10)          0.4
 Other diversified businesses       110.6(6)              37.8(9)          30.8(21)         14.7         222.2              5.4
-----------------------------------------------------------------------------------------------------------------------------------
                                  2,159.1                433.0            238.5            233.0       4,205.4            294.7
 Other and eliminations            (203.4)               (31.7)(19)       (34.3)(16)          --         (26.1)             1.4
-----------------------------------------------------------------------------------------------------------------------------------
 TECO Energy consolidated        $1,955.7             $  401.3         $  204.2         $  233.0      $4,179.3         $  296.1
-----------------------------------------------------------------------------------------------------------------------------------

(1)      From continuing operations.

(2) Revenues from sales to affiliates were $32.4 million, $24.8 million and $23.2 million in 2000, 1999 and 1998, respectively.

(3) Revenues from sales to affiliates were $118.0 million, $101.0 million and $112.8 million in 2000, 1999 and 1998, respectively.

(4) Revenues from sales to affiliates were $4.3 million, $23.1 million and $33.8 million in 2000, 1999 and 1998, respectively.

(5) Revenues from sales to affiliates were $67.6 million, $35.5 million and $32.7 million in 2000, 1999 and 1998, respectively. Revenues include income from unconsolidated equity investments of $5.6 million, $2.6 million, and $1.8 million in 2000, 1999 and 1998, respectively.

(6) Revenues from sales to affiliates were $6.5 million, $0.6 million and $0.8 million in 2000, 1999 and 1998, respectively.

(7) Operating income includes a non-conventional fuels tax credit of $52.1 million in 2000.

(8) Operating income includes interest cost on the non-recourse debt related to independent power operations of $12.1 million, $10.3 million and $13.4 million in 2000, 1999 and 1998, respectively.

(9) Operating income includes a non-conventional fuels tax credit of $16.2 million, $17.2 million and $18.9 million in 2000, 1999 and 1998, respectively.

(10) Total assets include investments in unconsolidated affiliates of $145.5 million, $103.3 million and $124.5 million at Dec. 31, 2000, 1999 and 1998, respectively. Total assets also includes $383.1 million in other non-current equity investments at Dec. 31, 2000.

(11) Total assets include $42.0 million in investments in unconsolidated affiliates at Dec. 31, 2000.

(12) Revenues and operating income as shown for 1999 exclude a $7.9 million credit resulting from a charge. See Note M.

(13) Revenues shown in 1999 are after the revenue deferral of $11.9 million. Revenues shown in 1998 include the recognition of previously deferred revenue of $38.3 million.

(14) Revenues and operating income include a pretax benefit of $7.9 million in 1999. See Note M.

(15) Net income excludes after-tax charges totaling $13.7 million and $10.4 million in 1999 and 1998, respectively. See Note M.

(16) Net income includes after-tax charges totaling $13.7 million and $19.6 million in 1999 and 1998, respectively. See Note M.

(17) Operating income excludes a pretax charge of $9.6 million in 1998. See Note M.

(18) Operating income excludes a pretax charge of $13.6 million in 1998. See Note M.

(19) Operating income includes pretax charges totaling $23.2 million in 1998. See Note M.

(20)     Net income excludes an after-tax charge of $8.9 million in 1998. See
         Note M.

(21)     Net income excludes an after-tax charge of $0.3 million in 1998. See
         Note M.

         Tampa Electric Company provides retail electric utility services to more than 568,000 customers in West Central Florida. Its Peoples Gas System division is engaged in the purchase, distribution and marketing of natural gas for more than 262,000 residential, commercial, industrial and electric power generation customers in the state of Florida.

         TECO Transport Corporation, through its wholly owned subsidiaries, transports, stores and transfers coal and other dry bulk commodities for third parties and Tampa Electric. TECO Transport's subsidiaries operate on the Mississippi, Ohio and Illinois rivers, in the Gulf of Mexico and worldwide.

         TECO Coal Corporation, through its wholly owned subsidiaries, owns mineral rights, and owns or operates surface and underground mines and coal processing and loading facilities in Kentucky, Tennessee and Virginia. In 2000, TECO Coal began operating two coal processing facilities, whose production qualifies for the non-conventional fuels tax credit. TECO Coal's subsidiaries sell its coal production to third parties and to Tampa Electric. The contract with Tampa Electric expired at the end of 1999 and was not renewed.

         TECO Power Services Corporation (TPS) has subsidiaries that have interests in independent power projects in Florida, Virginia, Hawaii and Guatemala, and transmission and distribution facilities in Guatemala. TPS also has investments in unconsolidated affiliates that participate in independent power projects in other parts of the U.S. and the world.

         TECO Energy's other diversified operating businesses are engaged in natural gas production from coalbeds, the sale of propane gas, the marketing of natural gas, and energy services and engineering.

FOREIGN OPERATIONS

         TPS has independent power operations and investments in Guatemala.

         TPS, through its subsidiaries, owns and operates a 78-megawatt power station that supplies energy to Empresa Electrica de Guatemala, S.A.(EEGSA), an electric utility in Guatemala, under a U.S. dollar-denominated power sales agreement.

         At Dec. 31, 2000, TPS, through a wholly owned subsidiary, had a 100 percent ownership interest in a 120-megawatt power station and in transmission facilities in Guatemala. The plant provides capacity under a U.S.
dollar-denominated power sales agreement to EEGSA.

         TPS, through a subsidiary, owns a 30 percent interest in a consortium that includes Iberdrola, an electric utility in Spain, and Electricidade de Portugal, an electric utility in Portugal. The consortium owns an 80 percent interest in EEGSA.

         Total assets at Dec. 31, 2000, 1999 and 1998 included $442.6 million, $379.4 million and $154.1 million, respectively, related to these Guatemalan investments. Revenues included $69.0 million, $19.5 million and $16.9 million for the years ended Dec. 31, 2000, 1999 and 1998, respectively, and operating income included $23.7 million, $10.1 million and $7.9 million for the years ended Dec. 31, 2000, 1999 and 1998, respectively, from these Guatemalan operations and investments.

M. CHARGES TO EARNINGS

2000 CHARGES

         Charges of an unusual and non-recurring nature had no significant net effect on earnings in 2000. In 2000, TECO Energy's results included an $8.3-million, after-tax gain from the US Propane and Heritage Propane transactions offset by after-tax charges of $5.2 million to adjust the value of leveraged leases and $3.8 million to adjust property values at TECO Properties.

1999 CHARGES

         The charges in 1999 totaled $21.1 million pretax ($19.6 million after tax) and consisted of the following:

         Tampa Electric recorded a charge of $10.5 million ($6.4 million after tax) based on FPSC audits of its 1997 and 1998 earnings, which among other things, limited its equity ratio to 58.7 percent, a decrease of 91 basis points and 224 basis points from 1997's and 1998's ratios, respectively.

         Tampa Electric also recorded a charge of $3.5 million after tax, representing management's estimate of additional expense to resolve the pending litigation filed by the United States Environmental Protection Agency.

         After-tax charges totaling $6.1 million were also recognized reflecting corporate income tax provisions and settlements related to prior years' tax returns. These charges were recorded at Tampa Electric (a $3.8-million net after-tax charge, after recovery under the then current regulatory agreement), at TECO Investments (a $4.3- million after-tax charge) and at the TECO Energy corporate level (a $2.0-million after-tax benefit).

         A charge of $6.0 million ($3.6 million after tax) was recorded to adjust the carrying value of certain investments in leveraged aircraft leases to reflect lower anticipated residual values.

1998 CHARGES

         In 1998, TECO Energy recognized charges totaling $31.1 million, pretax ($19.6 million, after tax). These charges consisted of the following:

   TECO Coal recorded a charge of $13.6 million ($8.9 million after tax) to adjust the asset values of certain mining facilities, primarily at its Gatliff mine, to reflect their expected value after the Tampa Electric contract expires in 1999. TECO Coal expects no further asset adjustments related to the expiration of the Tampa Electric contract.

         The FPSC in September 1997 ruled that under the regulatory agreements effective through 1999 the costs associated with two long-term wholesale power sales contracts should be assigned to the wholesale jurisdiction and that for retail rate making purposes the costs transferred from retail to wholesale should reflect average costs rather than the lower incremental costs on which the two contracts are based. As a result of this decision and the related reduction of the retail rate base upon which Tampa Electric is allowed to earn a return, these contracts became uneconomic. One contract was terminated in 1997. As to the other contract, which expires in 2001, Tampa Electric entered into firm power purchase contracts with third parties to provide replacement power through 1999 and is no longer separating the associated generation assets from the retail jurisdiction. The cost of purchased power under these contracts exceeded the revenues expected through 1999. To reflect this difference, Tampa Electric recorded a $9.6-million charge ($5.9 million after tax) in 1998. In November 1999, the FPSC approved a company-proposed treatment for the remaining 14 1o2 months of the contract that flows 100 percent of the revenues from the contract back to retail customers.

         Tampa Electric also recorded a charge of $7.3 million ($4.4 million after tax) in other expense for an FPSC decision in 1998 denying recovery of certain BTU coal quality price adjustments for coal purchases since 1993.

         TECO Energy recorded $0.4 million, after tax, of merger-related costs in 1998 in connection with the Griffis, Inc. merger.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

N.       COMMITMENTS AND CONTINGENCIES

         TECO Energy has made certain commitments in connection with its continuing capital improvements program. TECO Energy estimates that capital investments for ongoing businesses during 2001 will be about $1.3 billion and approximately $2.7 billion for the years 2002 through 2005.

         Tampa Electric's capital investments are estimated to be $186 million in 2001 and $648 million for 2002 through 2005 for equipment and facilities to meet customer growth and generation reliability programs. Additionally, Tampa Electric is also expecting to spend $167 million in 2001 and $459 million during 2002-2005 to repower the Gannon Power Station and is forecasting $20 million in 2001 and $19 million during 2002-2005 to construct additional generation expansion. At the end of 2000, Tampa Electric had outstanding commitments of about $300 million primarily for the repowering project at Gannon Power Station.

         Peoples Gas System's capital investments are estimated to be $73 million for 2001 and $251 million for 2002 through 2005 for infrastructure expansion to grow the customer base and normal asset replacement.

         At the diversified companies, capital investments are estimated at $901 million for 2001 and $1.3 billion for the years 2002 through 2005, primarily for TECO Power Services' investment in the Panda Energy, Genesis Power (GenPower), Frontera (see Note P. Subsequent Event) and Commonwealth Chesapeake projects and for asset replacement and refurbishment at TECO Transport and TECO Coal. This includes outstanding commitments of about $1.3 billion at the end of 2000, mainly for the Panda Energy and GenPower projects.

         Tampa Electric Company is a potentially responsible party for certain superfund sites and, through its Peoples Gas System division, for certain former manufactured gas plant sites. While the joint and several liability associated with these sites presents the potential for significant response costs, Tampa Electric Company estimates its ultimate financial liability at approximately $22 million over the next 10 years. The environmental remediation costs associated with these sites have been recorded on the accompanying consolidated balance sheet and are not expected to have a significant impact on customer prices.

         TECO Energy has commitments under long-term operating leases, primarily for building space, office equipment and heavy equipment, and certain equipment at TPS' Hardee Power Station. TPS completed a transaction on Dec. 29, 2000, where certain non-integral equipment at its Hardee Power Station was sold to a third party and leased back under a lease arrangement. The transaction was structured such that the lease qualifies as an operating lease with a term of 12 years. Total rental expense for these operating leases, included in the Consolidated Statements of Income for the years ended Dec. 31, 2000, 1999 and 1998 was $18.1 million, $12.8 million and $9.4 million, respectively. The following is a schedule of future minimum lease payments at Dec. 31, 2000 for all operating leases with noncancelable lease terms in excess of one year:

YEAR ENDED DEC. 31:                    AMOUNT (MILLIONS)
--------------------------------------------------------------------------------
       2001                                 $ 15.3
       2002                                   15.2
       2003                                   11.2
       2004                                   11.2
       2005                                   11.2
     Later Years                              66.7
--------------------------------------------------------------------------------
Total minimum lease payments                $130.8
--------------------------------------------------------------------------------

         The company has outstanding letters of credit of $36.6 million at Dec. 31, 2000, which guarantee performance to third parties related to debt service, major maintenance requirements and various trade activities. The company also has financial guarantees of $57 million primarily for construction related debt for projects in which TECO Power Services is a participant.

O.       MERGERS, ACQUISITIONS AND DISPOSITIONS

         On Nov. 1, 2000, TECO Coal acquired all of the outstanding stock of Perry County Coal for $14.9 million, comprised of $12.1 million in cash and $2.8 million in notes. Perry County Coal owns or controls more than of 23 million tons of low-sulfur reserves, and operates both deep and surface contract mines. The acquisition was accounted for by the purchase method of accounting and, accordingly, the results of operations and assets of Perry County Coal are included as part of TECOCoal's results beginning Nov. 1, 2000. The assets acquired and liabilities assumed were recorded at estimated fair values as limited by the excess of fair value over the purchase price, as summarized below:

                                                  MILLIONS
--------------------------------------------------------------------------------
Current Assets                                     $ 8.1
Property, Plant and Equipment, net                  16.2
Other assets                                         3.0
Notes payable                                       (7.9)
Other liabilities                                   (4.5)
--------------------------------------------------------------------------------
    Net Assets acquired                            $14.9
--------------------------------------------------------------------------------

         In September 2000, TECO Energy, Inc. acquired BCH Mechanical, Inc. and its affiliated companies ("BCH") accounting for the transaction using the purchase method of accounting. BCH is one of the leading mechanical contracting firms in Florida. TECO Energy purchased a combination of stock and assets of the BCH companies for $34.8 million, comprised of $26.1 million in cash, $2.9 million in notes, and 233,819 shares of TECO Energy, Inc. common stock. Goodwill of $25.9 million representing the excess of purchase price over the fair market value of assets acquired was recorded, and is being amortized on a straight-line basis over 20 years. BCH is included within the Other diversified businesses segment. A summary of the assets acquired and liabilities assumed is set forth:


                                                  MILLIONS
--------------------------------------------------------------------------------
Current Assets                                     $20.0
Property, Plant and Equipment, net                   0.8
Goodwill                                            25.9
Current liabilities                                (11.9)
--------------------------------------------------------------------------------
Net Assets acquired                                $34.8
--------------------------------------------------------------------------------

         In connection with this transaction, TECO Solutions was formed to support TECO Energy's strategy of offering customers a comprehensive and competitive package of energy services and products. Operating companies under TECO Solutions include TECO BGA (formerly Bosek, Gibson and Associates), BCH, TECO Gas Services and TECO Properties.

         In February 2000, TECO Energy, Inc. entered into an agreement to form US Propane, a joint venture to combine its Peoples Gas Company (PGC) propane operations with the propane operations of Atmos Energy Corporation, AGL Resources Inc. and Piedmont Natural Gas Company, Inc. In June 2000, US Propane announced that it would combine its propane operations with those of Heritage Propane Partners, L.P. to create the fourth largest retail propane distributor in the United States that will distribute propane to over 480,000 customers in 28 states. Through a series of transactions completed Aug. 10, 2000, US Propane sold its propane business to Heritage Propane Partners for approximately $180 million in cash and other consideration, and purchased all of the outstanding common stock of Heritage Holdings, Inc., the general partner of Heritage Propane Partners, for $120 million. USPropane now owns the general partner interest and 34 percent of the limited partnership interests of Heritage Propane Partners. TECOEnergy, Inc., through its wholly owned subsidiary TECO Propane Ventures, LLC
(TPV), is accounting for its $40.8 million investment, or approximate 38 percent interest in US Propane under the equity method of accounting. As a result of these transactions, TPV also received $19.3 million in cash and recognized a pre-tax gain of $13.6 million ($8.3 million after tax) on the sale of PGC assets and liabilities to the extent acquired by USPropane and Heritage Propane Partners. In January 1998, the company acquired an unregulated Florida propane business, Griffis, Inc. (Griffis) and its affiliate, in a merger transaction accounted for as a pooling of interest and issued approximately 0.6 million shares of its common stock. These acquired businesses were then merged into and operated as part of Peoples Gas Company prior to the formation of USPropane.

P.       SUBSEQUENT EVENT

         In February 2001, TPS announced that it had signed an agreement to acquire the Frontera Power Station located near McAllen, Texas. This 500-megawatt, natural gas-fired, combined-cycle plant, originally developed by CSW Energy (CSW), began commercial operation in May 2000. As a condition of the merger of Central &South West Corporation, CSW's parent company, with American Electric Power Company, Inc., the company was required by the Federal Energy Regulatory Commission to divest its ownership of this facility. The total acquisition cost of $265 million will consist of TPS' equity investment of $120 million with the remainder expected to be funded with non-recourse debt.

Q.       QUARTERLY DATA (UNAUDITED)

Financial data by quarter is as follows: (unaudited)


                                                                   Quarter ended
                                                March 31           June 30        Sept. 30            Dec. 31
2000
 Revenues(1)                                   $   524.5         $   559.5         $   614.7         $   596.4
 Income from operations(1)                     $   108.0         $    99.7         $   121.0         $    84.9
 Net income(1)                                 $    53.5         $    57.5         $    82.1         $    57.8
 Earnings Per Share (EPS)-basic                $    0.42         $    0.46         $    0.65         $    0.46
 Earnings per share (EPS)-diluted              $    0.42         $    0.46         $    0.65         $    0.44
 Dividends paid per common share(3)            $   0.325         $   0.335         $   0.335         $   0.335
 Stock price per common share(4)
  High                                         $  20 5/8         $  23 1/8         $  28 3/4         $ 33 3/16
  Low                                          $  17 1/4         $ 19 3/16         $ 20 3/16         $ 26 9/16
  Close                                        $ 19 7/16         $ 20 1/16         $  28 3/4         $  32 3/8

1999
 Revenues(1)                                   $   445.7         $   491.4         $   555.9         $   490.0
 Income from operations(1)                     $    96.1         $   100.9         $   138.8         $    87.8
 Net income(1)
  Net income from continuing operations        $    49.5         $    52.8         $    55.9         $    42.7
  Net income                                   $    49.2         $    51.9         $    42.3         $    42.7
 Earnings per share (EPS) - basic
  EPS from continuing operations(2)            $    0.38         $    0.40         $    0.42         $    0.33
  EPS                                          $    0.38         $    0.39         $    0.32         $    0.33
 Earnings per share (EPS) - diluted
  EPS from continuing operations               $    0.38         $    0.40         $    0.42         $    0.33
  EPS                                          $    0.38         $    0.39         $    0.32         $    0.33
 Dividends paid per common share(3)            $    0.31         $   0.325         $   0.325         $   0.325
 Stock price per common share(4)
  High                                         $      28         $23 13/16         $  23 1/8         $  22 1/2
  Low                                          $  19 7/8         $  19 3/4         $  19 5/8         $  18 3/8
  Close                                        $  19 7/8         $  22 3/4         $  21 1/8         $ 18 9/16

---------------
(1)      Millions.
(2) Basic EPS from continuing operations before the charges discussed in Note M were $0.38, $0.40, $0.54 and $0.36 for the four quarters in 1999.
(3) Dividend paid for TECO Energy common stock (not restated for Peoples Companies merger).
(4)      Trading prices for common shares.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF TECO ENERGY, INC.,

         In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, common equity and cash flows present fairly, in all material respects, the financial position of TECO Energy, Inc. and its subsidiaries at Dec. 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended Dec. 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


/s/ PricewaterhouseCoopers LLP


Tampa, Florida
Jan. 12, 2001, except for the information in Note P for which the date is Feb. 7, 2001.

SELECTED FINANCIAL DATA
(UNAUDITED)


                                                                           YEAR ENDED DEC. 31,
(MILLIONS, except per share amounts)               2000          1999            1998           1997             1996
                                                ---------     ---------       ---------       ---------       ---------

Revenues                                        $ 2,295.1     $ 1,983.0       $ 1,955.7       $ 1,860.8       $ 1,773.2(4)
Net income from continuing operations           $   250.9     $   200.9(1)    $   204.2(2)    $   211.5(3)    $   217.6(4)
Net loss from discontinued operations                  --          (2.5)           (3.8)           (6.6)           (1.1)
Loss on disposal of discontinued operations            --         (12.3)            6.1            (3.0)             --
                                                ---------     ---------       ---------       ---------       ---------
Net income                                      $   250.9     $   186.1(1)    $   206.5(2)    $   201.9(3)    $   216.5(4)
                                                ---------     ---------       ---------       ---------       ---------
Total assets                                    $ 5,676.2     $ 4,690.1       $ 4,179.3       $ 3,960.4       $ 3,901.6(4)
Long-term debt                                  $ 1,374.6     $ 1,207.8       $ 1,279.6       $ 1,080.2       $ 1,118.0(4)
Earnings per share (EPS) - basic
     From continuing operations                 $    1.99     $    1.53(1)    $    1.55(2)    $    1.62(3)    $    1.68(4)
     From discontinued operations                      --         (0.02)          (0.03)          (0.05)          (0.01)
     Disposal of discontinued operations               --         (0.09)           0.05           (0.03)             --
                                                ---------     ---------       ---------       ---------       ---------
     Net income                                 $    1.99     $    1.42(1)    $    1.57(2)    $    1.54(3)    $    1.67(4)
                                                ---------     ---------       ---------       ---------       ---------
Dividends paid per common share (5)             $    1.33     $   1.285       $   1.225       $   1.165       $   1.105
                                                ---------     ---------       ---------       ---------       ---------

----------
(1) Includes the effect of charges discussed in Note M, which reduced net income by $19.6 million and earnings per share by $0.15 in 1999.

(2) Includes the effect of charges discussed in Note M, which reduced net income by $19.6 million and earnings per share by $0.15 in 1998.

(3) Includes the effect of merger-related transaction expenses, which reduced net income by $5.3 million and earnings per share by $0.04 in 1997.

(4) Amounts shown prior to 1997 have been restated to include the results of the Peoples companies merger.

(5) Dividend paid for TECO Energy Common Stock (not restated for Peoples companies merger).


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

  (a)    Financial Statements - See index on page 22.

  (c)    Exhibits

         23.    Consent of Independent Certified Public Accountants.

                                   SIGNATURE



         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




Dated: Feb. 20, 2001                      TECO Energy, Inc.



                                          By: /s/ G. L. GILLETTE
                                              --------------------------------
                                                  G. L. GILLETTE
                                                  Vice President-Finance
                                                  and Chief Financial Officer
                                                  (Principal Financial Officer)

                               INDEX TO EXHIBITS

Exhibit No.       Description of Exhibits                             Page No.

   23.            Consent of Independent Certified
                           Public Accountants                            48